Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of the 20th day of December, 2006, by and among (i) Forefront Devant Inc., a corporation organized and existing under the laws of the State of Florida (the “Buyer”), (ii) Devant Ltd., a corporation organized and existing under the laws of the State of North Carolina (the “Seller”), (iii) James M. Sheppard, Jr., Mary Ann Sheppard Chambers, Rebecca Sheppard Roberts and Deborah Ann Sheppard (each of such persons and Seller are collectively referred to herein as the “Seller Responsible Parties”), (iv) ForeFront Group, Inc., a Florida corporation (“ForeFront Group”) with respect to Sections 1.10(c)(vi) and (c)(x) and Articles 3 and 8 hereof, and (v) ForeFront Holdings, Inc., a Florida corporation (“ForeFront Holdings”) with respect to Sections 1.10(c)(vii) and (c)(x) and Articles 3, 3A and 8 hereof.

W I T N E S S E T H :

WHEREAS, the Seller is engaged in the business of manufacturing, marketing, distributing and selling high quality golf towels and other towels and related accessories (the “Business”);

WHEREAS, the Buyer desires to acquire from the Seller and the Seller desires to sell to the Buyer substantially all of the assets utilized in and associated with the operation of the Business (as presently conducted) upon the terms and subject to the conditions set forth in this Agreement (the “Sale”);

WHEREAS, the respective Board of Directors of the Seller and the Buyer have each approved the Sale, the terms of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties, intending legally to be bound, agree as follows:

AGREEMENT

[A list of defined terms is provided in Article 9 hereof]

Article 1. Purchase and Sale

1.1 General. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Buyer, all of Seller’s right, title and interest in and to the Business, including, without limitation, in and to all of the assets, properties, rights, goodwill, contracts and claims of the Business, other than the Excluded Assets, wherever located, whether tangible or intangible, real or personal, known or unknown, actual or contingent, as the same shall exist as of the Closing (such rights, title and interest in and to all such assets, properties, rights, contracts and claims, being collectively referred to herein as, the “Purchased Assets”). The Purchased Assets shall include, without limitation, the following assets:

(a) cash and cash equivalents, including petty cash accounts or cash on hand or in bank accounts, certificates of deposit, commercial paper and other similar securities related to the Business;

(b) all inventory (including work in process, raw materials and finished goods), goods in transit, unbilled revenues and other properties and rights associated with the performance of contracts and the operation of the Business;

(c) all equipment and machinery owned by Seller related to the Business, including but not limited to computers and software, office furniture and fixtures, as well as the rights to all communication numbers and addresses (telephone, fax, toll-free, e-mail, web site, domain name), telephone systems, office equipment and the like;

(d) all marketing materials, office supplies and letterhead used in connection with the Business;

(e) all accounts and notes receivable as well as other claims for money or other obligations due (or which hereafter will become due) to Seller arising out of the Business;

(f) all of Seller’s ownership and rights to all, present and future, trade names, trademarks, trade dress, copyright, copy, marketing/advertising designs, and patents in all forms and languages, used in or related to the Business;

(g) all goodwill associated with the Business;

(h) all of Seller’s past or present business files or records (active or inactive) related to the Purchased Assets including, but not limited to, appropriate correspondence, inquiries, contracts, agreements, letters of intent, customer lists, publications, forms and sales leads, but excluding all files and records relating to Excluded Assets and employees and employee benefits; provided, however, that the Seller shall be entitled to retain copies of all financial and tax related files and records and the Buyer shall be given copies of all employee and employee benefit files and records to the extent permissible by law;

(i) all right, title and interest in, to and under all Material Contracts associated with the Business and assumed by the Buyer, subject in each case to the terms of such contracts (the “Assumed Contracts”), a list of such Assumed Contracts is set forth in Schedule 1.1(i) hereto;

(j) all Permits which are transferable and which are used in the Business, as presently conducted (other than those related to the Excluded Assets);

(k) all rights of the Seller pursuant to any express or implied warranties, representations or guaranties made by suppliers to the Business;

(l) all rights under non-disclosure agreements with employees and agents of Seller and under confidentiality agreements with prospective purchasers of the Business or with other third parties to the extent relating to the Business;

(m) all deposits, prepaid charges, insurance, sums and fees, offset credit balances in any country, refunds, and causes of action (other than those related to the Excluded Assets);

(n) all assets associated with the Sir Christopher Hatton business recently acquired by the Seller; and

(o) any other assets of Seller which are used in the Business and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to the Business.

The Purchased Assets will be delivered to Buyer free and clear of any Encumbrances.

1.2 Excluded Assets. Notwithstanding anything herein to the contrary, the Purchased Assets shall not include any of the following assets related to the Business (collectively, the “Excluded Assets”):

(a) The fee owned Real Property located at 3011 Walkup Avenue, Monroe, North Carolina 28110 (the “Premises”);

(b) All fixtures relating to the operation of the building or improvements located on the Premises (i.e., HVAC, plumbing, elevators, etc.) (but not including any furniture located within such improvements);

(c) Life insurance policies that are held for the benefit of Sheppard family members;

(d) Any personal items and furniture belonging to the Sheppard family located in their respective offices at the Premises, including without limitation, items contained in the attic above the embroidery department and the flush rear door area (also know as the “boat area”);

(e) Jeep, Tahoe and Ford F350 vehicles identified on Schedule 1.2(e); and

(f) the items of property described on Schedule 1.2(f).

1.3 Certain Provisions Relating to the Purchased Assets.

(a) To the extent that a contract, Permit or other asset which would otherwise be included within the definition of “Purchased Assets,” or any claim, right or benefit arising thereunder or resulting therefrom (each an “Interest” and collectively the “Interests”), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a Governmental Authority), and such approval, consent or waiver has not been obtained prior to the Closing, or if such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted sale, assignment, transfer or conveyance thereof.

(b) Seller Responsible Parties and Buyer shall use their commercially reasonable best efforts and shall cooperate to obtain all approvals, consents or waivers necessary to convey to Buyer each Interest as of the Closing. The failure to obtain any approval, consent or waiver necessary to convey any Interest to Buyer shall not affect the obligations of the parties to close hereunder. Subsequent to the Closing, the Seller Responsible Parties shall execute and deliver any other instruments and take any actions, which may be reasonably required for the implementation of this Agreement and the transactions contemplated hereby.

1.4 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will assume and become responsible for the following liabilities and obligations of the Seller (the “Assumed Liabilities”):

(a) all of the Seller’s accounts payable (which have arisen in the ordinary course of the Business), accrued expenses and the third party liabilities and obligations set forth on Schedule 1.4(a);

(b) all liabilities and obligations arising out of the ownership by Buyer of the Purchased Assets or the operation by the Buyer of the Business after the Closing Date (other than any Excluded Liability); and

(c) the obligations under the Assumed Contracts being transferred to Buyer hereunder, a list of which is set forth on Schedule 1.1(i) (to the extent that such liabilities and obligations remain unsatisfied or are required to be performed on or after the Closing Date), including the salary and royalty obligations due to Sir Christopher Hatton (the amounts of which are tied to sales volume).

1.5 Excluded Liabilities. Except for the Assumed Liabilities, the Seller Responsible Parties and the Buyer expressly understand and agree that Buyer shall not assume, pay, perform or discharge or otherwise become liable for any obligations, commitments or liabilities of any and every nature whatsoever of the Seller, whether known or unknown, fixed or contingent, relating to the ownership of the Purchased Assets, the operation of the Business or otherwise (the “Excluded Liabilities”), including, without limitation, liabilities and obligations relating to or arising in connection with the following:

(a) all liabilities associated with the Real Property including the Premises including, without limitation, the note and mortgage thereon;

(b) liabilities resulting from Environmental Claims relating to the operation of the Business prior to the Closing;

(c) Seller’s bank debt and other funded debt, including overdrafts, all of which will be paid or discharged in full by Seller at or prior to Closing;

(d) any liability or obligation arising out of any claim of or for injury to persons or property by reason of the improper performance or malfunctioning, improper design or manufacture, or failure to adequately package, label or provide warnings as to the hazards of, any product of the Business, where the injury giving rise to such claim occurred on or prior to the Closing Date;

(e) any liability of the Seller to any plan, individual or governmental agency arising out of any failure of the Seller to comply with the applicable provisions of any Employee Benefit Plans, ERISA, the Code, or other applicable Laws with respect to its employees, including any obligation or liability of the Seller for any penalty, fine or similar amount due from the Seller on account of any breach of fiduciary duty or failure to comply with applicable laws or regulations;

(f) any liability associated with the hiring, employment or termination of any employees of Seller at any time prior to Closing including obligations under any severance,

deferred compensation or employment agreements, guaranteed fixed terms of employment or retirement benefits beyond those provided under applicable law, collective bargaining agreements, or any Employee Benefit Plan applicable to employees of the Business generally, which arises out of any acts or omissions of Sellers prior to the Closing Date;

(g) any liability associated with the Excluded Assets; and

(h) all liabilities of Seller or any Affiliate of Seller for Taxes.

1.6 Purchase Price; Payment. On the terms and subject to the conditions set forth in this Agreement, and subject to adjustment as provided herein, at the Closing the Buyer shall acquire the Purchased Assets from the Seller for an aggregate consideration ranging from approximately Five Million Dollars ($5,000,000) up to Five Million Seven Hundred and Fifty Thousand Dollars ($5,750,000) (the “Purchase Price”), dependent upon the amount paid by the Buyer with respect to the Seller’s loan payable to RBC Centura described in Section 1.6(b), below. In addition, the Purchase Price may be adjusted as provided in Section 1.8 below. The Purchase Price shall be payable as follows:

(a) The Closing Cash Payment in cash by wire transfer to the account or accounts designated by the Seller Responsible Parties not later than three Business Days prior to the Closing Date;

(b) On the Closing Date, the Buyer shall pay, on behalf of the Seller, the Seller’s loan payable to RBC Centura in the outstanding amount of $1,019,472;

(c) On the Closing Date, the Buyer shall deliver to the Seller the executed Promissory Note A in the principal amount of $250,000;

(d) On the Closing Date, the Buyer shall deliver to the Seller the executed Promissory Note B in the principal amount of $1,250,000 (or such lesser amount as provided herein);

(e) On the Closing Date, the Buyer shall deliver to the Seller the executed Promissory Note C in the principal amount of $150,000;

(f) 250,000 shares of the common stock of ForeFront Holdings (the “Common Shares”).

1.7 Closing Balance Sheet and Net Asset Value Statement. At the Closing, the Buyer and the Seller shall jointly cause to be prepared a balance sheet of the Business as it existed immediately prior to the Closing (the “Closing Date Balance Sheet”), prepared in accordance with GAAP. The Closing Date Balance Sheet shall be accompanied by an additional schedule of information (the “Closing Date Schedule of Net Assets”) which shall accurately present the Net Assets purchased by the Buyer as at the Closing Date (the “Closing Date Net Assets”).

1.8 Purchase Price Adjustments; Deemed Satisfaction of Promissory Note B. The Purchase Price may be adjusted in accordance with the following:

(a) The principal amount of Promissory Note B may be adjusted as follows:

(i) Any amounts in excess of $1,750,000 paid by the Buyer to pay off the Seller’s line of credit with RBC Centura shall be deducted from the original principal amount of Promissory Note B;

(ii) Intentionally deleted.

(iii) In the event that any other mutually agreeable adjustments are necessary, then the Purchase Price will be further adjusted by increasing or decreasing the principal amount of Promissory Note B. For example, if the Buyer and the Seller disagree as to the value of any Purchased Asset, then the Buyer will pay the Seller the stated book value for the subject Purchased Asset. The Seller will then have a period of 24 months following the Closing to sell such Purchased Asset. If the Seller is unable to sell such Purchased Asset for at least the stated book value, then the Purchase Price shall be reduced dollar for dollar and shall be reflected by a reduction in Promissory Note B. If the Seller is able to sell the subject Purchased Asset for more than the stated book value, then the difference between the stated book value and the sales proceeds for such Purchased Asset shall be divided equally between the Buyer and the Seller and paid to the Seller within 10 days after sale.

(b) The principal amount of Promissory Note B may also be adjusted as follows: The Purchase Price is based on the assumption that adjusted EBITDA of the Seller for the 2007 fiscal year will be at least $930,000. In the event that adjusted EBITDA for fiscal year 2007 is less than $930,000, the Purchase Price will be adjusted downward dollar for dollar for each dollar by which adjusted EBITDA is less than $930,000 for such fiscal year. The amount of any such adjustment shall be deducted from the principal amount due under Promissory Note B. In the event that adjusted EBITDA for fiscal year 2007 is greater than $930,000, the Purchase Price will be adjusted upward dollar for dollar for each dollar by which EBITDA exceeds $930,000 for such fiscal year. The amount of any such adjustment shall be added to the principal amount due under Promissory Note B. By way of illustration, (A) if the adjusted EBITDA amount is $630,000 for the 2007 fiscal year, the Purchase Price shall be decreased by $300,000 and the principal amount of Promissory Note B shall be likewise reduced; and (b) if the adjusted EBITDA amount is $1,230,000, the Purchase Price shall be increased by $300,000 and the principal amount of Promissory Note B shall be likewise increased. Such adjustment, if any, shall be determined based on the Devant division’s adjusted EBITDA for the year ended December 31, 2007 as set forth in Forefront Holdings’ Annual Report on Form 10-KSB for the year then ended, and the amount of such adjustment shall be finalized within 10 days of the filing of such Annual Report on Form 10-KSB with the SEC.

In determining the EBITDA for the 2007 fiscal year, the Buyer shall prepare an income statement of the Devant division of the Buyer normalized to reflect what the income statement of the Seller for such period would have been had the Purchased Assets not been sold to the Buyer and had such income statement been prepared in the same manner as the Seller’s income statements were prepared prior to Closing (including, without limitation, year-end adjustments to inventory balances, reserves and allowances and year-end accruals consistent with past practices of the Company) (the “Normalized Income Statement”). The following are examples of some of the types of adjustments to the income statement for such period that will be reflected in the Normalized Income Statement: (i) the Normalized Income Statement will not include any expenses or taxes paid, accrued or incurred by the Buyer in connection with the transactions contemplated by this Agreement; (ii) in the event that a facility of the Buyer is closed or merged into or consolidated with the operations of another facility, the Normalized Income Statement will reflect what the consolidated income statement of the Devant division for such period would have been had such closing, merger or consolidation had not occurred; (iii) in the event that the Buyer acquires any other business or product line, the results of such acquisition and all expenses related to the acquisition and operation thereof shall be excluded from the Normalized Income Statement; (iv) in the event of any dispute relating to this Agreement, all expenses of the Buyer related to the resolution of such dispute shall be excluded from the Normalized Income Statement; (v) to the extent that any related party transactions occurring after the Closing Date are reflected on the books of the Buyer on terms other than arms length terms, such transactions will be reflected in the Normalized Income Statement as if they had been made on arms length terms; (vi) to the extent that after the Closing the compensation paid to employees is increased (other than increases of compensation in the ordinary course of business consistent with the Seller’s past practices), the Normalized Income Statement will reflect the level of compensation expense that would have been realized had such increase in compensation not occurred; and (vii) to the extent that after the Closing, the Buyer acquires any new capital equipment for any purpose other than to replace existing equipment, the earnings and expenses related to such new equipment will be excluded from the Normalized Income Statement to the extent that such earnings and equipment are used to process (a) business for a new customer that has not been a customer of Seller during the twelve (12) month period immediately preceding the Closing or (b) business for an existing customer of the Company that is in excess of the average monthly volumes processed for such customer during the preceding twelve-month period.

(c) In addition to the foregoing, Promissory Note B may be satisfied with the Common Shares as set forth herein. As of April 15, 2009, the Buyer has a good faith belief that the fair market value of the Common Shares will be at least $5.00 per share (based on the 30 day moving average trading price of Forefront Holdings’ common stock as quoted on the OTC Bulletin Board or other established market (the “30-Day Value”)) and that such Common Shares will be saleable at such price on a national exchange or other established market on April 15, 2009.

(i) In the event that on April 15, 2009, the aggregate value of the Common Shares (based on the 30-Day Value) is less than the then outstanding principal amount of Promissory Note B, then (1) the principal balance of Promissory Note B (as such amount may be adjusted as provided herein) shall be reduced by the value of the Common Shares as of such date (based on the 30-Day Value), and (2) the Buyer shall pay the residual balance of Promissory Note B in cash (provided that, any such payment is subject to the subordination agreement entered into between the Seller and the Buyer’s senior lender).

(ii) In the event that on April 15, 2009, the aggregate value of such Common Shares (based on the 30-Day Value) is equal to or greater than the then outstanding principal amount of Promissory Note B, then Promissory Note B shall be deemed paid and satisfied in full. In the event that there has been one or more downward adjustments to Promissory Note B in accordance with this Section 1.8 and the aggregate value of the Common Shares (based on the 30-Day Value) is greater than the then outstanding principal amount of Promissory Note B, then the Seller shall immediately pay to the Buyer an amount in cash equal to the lesser of (1) the shortfall amount between the aggregate value of the Common Shares and the then outstanding principal amount of Promissory Note B and (2) the aggregate dollar amount of all downward adjustments to Promissory Note B;

provided, however, that the Seller may pay such amount by transferring to the Buyer that amount of Common Shares having a value (based on the 30-Day Value) equal to the difference between the aggregate value of all of the Common Shares and the then outstanding principal amount of Promissory Note B in lieu of paying such amount in cash.

If at any time prior April 15, 2009, the Seller shall sell all or a portion of the Common Shares, which sale shall require the prior written consent of the Buyer, then Promissory Note B shall be reduced by an amount equal to the product of $5.00 and the amount of Common Shares sold.

1.9 Pro-rations. All obligations due in respect of periods prior to Closing shall be paid in full or otherwise satisfied by the Seller and all obligations due in respect of periods after Closing shall be paid in full or otherwise satisfied by Buyer. Taxes, customer deposits, prepayments, employee accruals and similar items identified on Schedule 1.9 hereto will be prorated at Closing.

1.10 Closing and Closing Date.

(a) The closing (the “Closing”) of the transactions herein contemplated shall occur no later than ten Business Days following the satisfaction of the conditions to Closing set forth herein (such time and date being referred to herein as the “Closing Date”), at such place or places and in such manner as the parties shall reasonably agree. Notwithstanding the foregoing, the Closing shall be held no later than December 19, 2006 (unless otherwise agreed in writing by the parties).

(b) At the Closing, the Seller Responsible Parties shall deliver, or caused to be delivered, to the Buyer the following items:

(i) a duly executed bill of sale and such other executed assignments, bills of sale or certificates of title, each dated the Closing Date and in form and substance reasonably satisfactory to counsel to Buyer, as are reasonably necessary to transfer to Buyer all of Seller’s right, title and interest in, to and under the Purchased Assets and the Assumed Contracts;

(ii) duly executed assignments, sufficient to transfer all of Seller’s right, title and interest in and to the Intellectual Property Rights to Buyer, in a form suitable for recording in the various appropriate national or regional patent, trademark, copyright offices or other governmental offices;

(iii) certificate of the secretary of the Seller, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of the Seller executing this Agreement and each of the agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, and (B) certifying attached resolutions of the Board of Directors and shareholders of the Seller, which authorize and approve the execution and delivery of this Agreement and each of the agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby;

(iv) duly executed letters, in the form of Exhibit D attached hereto, whereby the Seller notifies its customers and distributors of the consummation of the Sale and instructs such customers and distributors to remit payment relating to the Purchased Assets directly to the Buyer;

(v) duly executed letters, in the form of Exhibit E attached hereto, whereby the Seller notifies its suppliers, vendors and lessors of the consummation of the Sale;

(vi) duly executed lease agreement and landlord waiver, in the form of Exhibit F attached hereto, for the Premises; and

(vii) duly executed subordination agreement in form and content acceptable to the Seller and principal lender of Buyer and ForeFront Holdings (along with any other documents which such lender may reasonably request).

(c) At the Closing, the Buyer shall deliver, or caused to be delivered, to the Seller the following items:

(i) the Closing Cash Payment;

(ii) the duly executed Promissory Note A in the form of Exhibit A attached hereto;

(iii) the duly executed Promissory Note B in the form of Exhibit B attached hereto;

(iv) the duly executed Promissory Note C in the form of Exhibit C attached hereto;

(v) stock certificate(s) evidencing the Common Shares;

(vi) certificate of the secretary of the Buyer, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of Buyer executing this Agreement and each of the agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, and (B) certifying attached resolutions of the Board of Directors of the Buyer, which authorize and approve the execution and delivery of this Agreement and each of the agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby;

(vii) certificate of the secretary of ForeFront Group, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of ForeFront Group executing this Agreement and each of the agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, and (B) certifying attached resolutions of the Board of Directors of ForeFront Group, which authorize and approve the execution and delivery of this Agreement and each of the agreements to which ForeFront Group is a party and the consummation of the transactions contemplated hereby and thereby;

(viii) certificate of the secretary of ForeFront Holdings, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of ForeFront Holdings executing this Agreement and each of the agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, and (B) certifying attached resolutions of the Board of Directors of ForeFront Holdings, which authorize and approve the execution and delivery of this Agreement and each of the agreements to which ForeFront Holdings is a party and the consummation of the transactions contemplated hereby and thereby;

(ix) duly executed employment agreement, in the form of Exhibit G attached hereto, entered into between the Buyer and James M. Sheppard, Jr.;

(x) duly executed lease agreement, in the form of Exhibit F attached hereto, for the Premises; and

(xi) duly executed Guaranty Agreements executed by ForeFront Group and ForeFront Holdings, each in the form of Exhibit H attached hereto, whereby ForeFront Group and ForeFront Holdings guarantee the obligations of the Buyer under Promissory Note A, Promissory Note B and Promissory Note C which Guaranty Agreements shall be subject to the terms of the subordination agreement executed by Seller and Buyer’s senior lender.

(d) At the Closing, each of the parties hereto shall take, or cause to be taken, all such actions and deliver, or cause to be delivered, all such other documents, instruments, certificates and other items as may be required under this Agreement or otherwise, in order to perform or fulfill all covenants and agreements on its part to be performed at or prior to the Closing Date.

1.11 Taking of Necessary Action; Further Action; Cooperation.

(a) Each of the parties shall use its respective reasonable best efforts to take all such action as may be necessary or appropriate in order to effectuate the Closing as promptly as possible. If, on or at any time after the Closing Date, any further reasonable action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Purchased Assets, the Seller Responsible Parties shall take, and shall ensure that the officers of the Seller are fully authorized, in the name of the Seller or otherwise, to take, and shall take, all such lawful and necessary action, all at the expense of the Buyer.

(b) The Seller Responsible Parties and the Buyer shall generally cooperate with each other and their respective officers, employees, attorneys, accountants and other agents and do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intent and purposes of this Agreement and the consummation of the Sale. In connection with these efforts, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain any third party consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the consents set forth on Schedule 1.10, approvals or waivers in respect of contracts which are being assumed by the Buyer; and (iii) make all filings and give any notice, and thereafter make any other submissions either required or reasonably deemed appropriate by each of the parties, with respect to this Agreement and the transactions contemplated hereby required under any Law, including applicable securities and antitrust Laws.

1.12 Allocation of Consideration. The parties agree that the Purchase Price for the Purchased Assets shall be allocated to and among the Purchased Assets, in a manner consistent with Sections 338 and 1060 of the Code and the regulations thereunder and as set forth in Forefront Holdings’ Current Report on Form 8-K and any amendments thereto to be filed with the SEC in connection with the transactions contemplated hereby. The parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. The parties agree to provide such cooperation and information as may be required by the other for the purpose of preparing such reports. The parties further agree that a portion of the Purchase Price equal to the value of the Closing Date Net Assets shall be allocated to the Purchased Assets based on the book values of such Purchased Assets, and that the remaining portion of the Purchase Price shall be allocated to goodwill.

Article 2. Representations and Warranties of the Seller Responsible Parties.

In order to induce the Buyer to enter into this Agreement and purchase the Purchased Assets, each of the Seller and James M. Sheppard, Jr., jointly and severally, makes the following representations and warranties to the Buyer, which representations and warranties shall be true and correct as of the date hereof:

2.1 Disclosure Schedules; Due Diligence Information; Access.

(a) The Seller Responsible Parties have delivered to the Buyer the Disclosure Schedule, which includes the numbered schedules specifically referred to in this Article 2 (the “Disclosure Schedule”). The information contained in the Disclosure Schedule is complete and accurate, and all documents that are attached to or form a part of the Disclosure Schedule are complete and accurate copies of the genuine original documents they purport to represent. References to Schedules in this Agreement shall be to Schedules included in the Disclosure Schedule.

(b) All of the documents, financial statements, reports, compilations, management and statistical reports and other information provided by the Seller to the Buyer in response to Buyer’s due diligence investigation of the Business and the Purchased Assets are true, correct and complete in all material respects.

(c) The Seller has given the Buyer and its representatives reasonable access to Seller’s employees (including appropriate experts and other knowledgeable personnel), attorneys, accountants, agents, independent contractors, properties, books and records of the

Seller and has furnished the Buyer and its representatives with such information concerning the Seller as the Buyer has reasonably requested, including such access and cooperation as may be necessary to allow the Buyer and its representatives to:

(i) identify those contracts and Permits that require third party consent to the transactions contemplated hereby, those that expire or may be terminated prior to or soon after the Closing and those that may require special documentation at the Closing; and

(ii) review any arrangements with respect to those assets that will be assigned or transferred to the Buyer at the Closing in accordance with the terms of this Agreement.

2.2 Organization and Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which the operation of its business or ownership of its assets makes such qualification necessary, except where the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect. The copies of the articles of incorporation and bylaws or other organizational documents which have been delivered to the Buyer are true, accurate and complete in all material respects. The Seller does not have any subsidiaries and does not own or have any right to acquire any equity interest in any other Person. The Seller does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Seller is not a participant in any joint venture, partnership or similar arrangement.

2.3 Binding Agreement. The Seller has all requisite corporate power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of its obligations hereunder have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Seller. This Agreement has been duly executed and delivered on behalf of the Seller and, assuming the due authorization, execution and delivery by the Buyer, constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity. As of the Closing Date, each of the agreements, instruments and other documents to be delivered hereunder to the Buyer at the Closing will have been duly and validly executed and delivered by the Seller and will be enforceable against the Seller in accordance with its terms.

2.4 Absence of Violations; Required Consents.

(a) The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate or result in the breach or default of any provision of articles, certificates of incorporation, by-laws or other charter or corporate governance documents of the Seller, (b) violate any Law or Governmental Order applicable to the Seller or any of its properties or assets, (c) except for the Required Consents, require any consent, approval, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or any other Person or (d) result in any violation or breach of, constitute a default (or event which with the giving of notice, or lapse of time or both, could reasonably be expected to become a default) under, require any consent under, or give to others any rights of notice, termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the Purchased Assets, or result in the imposition or acceleration of any payment, time of payment, vesting or increase in the amount of compensation or benefit payable, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license or permit, or franchise to which the Seller is a party or by which its assets are bound.

(b) The Seller has obtained all of the Required Consents. The Seller does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement. A true and complete list of all third party (including, without limitation, lenders, lessors, licensees, licensors, distributors and vendors) consents, licenses, permits, waivers, approvals, authorizations or orders obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the continuation in force of any rights, licenses, permits, authorizations, agreements, instruments or documents of the Seller is set forth on Schedule 2.4(b) attached hereto. Without limiting the generality of the foregoing, the Seller has obtained the consent and release of liens from RBC Centura. Except as disclosed in Schedule 2.4(b), the Assumed Contracts are assignable by the Seller without any consent of any third parties and the assignment of the Assumed Contracts will not cause any default in the performance of any of the terms, covenants, conditions or agreements under the Assumed Contracts.

(c) Neither any statute, rule, regulation, order, stipulation, decree, judgment, or injunction has been enacted, promulgated, entered, or enforced to the purchase nor any other action has been taken by any Government Entity (i) which prohibits the consummation of the transactions contemplated by this Agreement; (ii) which prohibits Buyer’s ownership or operation of all or any material portion of the Business or the Purchased Assets, or which compels the Buyer to dispose of or hold separately all or any portion of the Purchased Assets as a result of the transaction contemplated herein; (iii) which makes the purchase of, or payment for, some or all of the Purchased Assets illegal; (iv) which imposes material limitations on the ability of the Buyer to acquire or hold or to exercise effectively all rights of ownership of the Purchased Assets; or (v) which imposes any limitations on the ability of the Buyer effectively to control in any material respect the Business or operations of the Seller.

2.5 Entire Business. The Seller’s ownership of the Business is evidenced solely by the Purchased Assets and the sale, assignment, conveyance and delivery of the Purchased Assets to the Buyer pursuant to this Agreement will transfer all of the Seller’s and its Affiliates’ ownership interests comprising such Business except for the Excluded Assets.

2.6 Financial Information. Attached hereto as Schedule 2.6 are copies of the Seller’s unaudited balance sheets and statements of income and cash flow as of and for the calendar years ended on December 31 of 2004 through 2005 (the “Interim Financial Statements”). All such financial statements are true, complete and correct in all material respects, were prepared in accordance with accounting practices and procedures historically used by the Seller applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Seller as of such dates and the results of operations and cash flows for the periods then ended.

2.7 Absence of Certain Changes. Except as set forth in Schedule 2.7 and in the unaudited balance sheet of the Seller as at June 30, 2006 (“Interim Balance Sheet”) and the Interim Financial Statements previously delivered to the Buyer, since December 31, 2005 to the date of this Agreement there has not been any change in the financial condition or results of operations or cash flows of the Business or in the condition of the Purchased Assets and the Business has not suffered any damage, destruction or loss, in each case which has had or which could reasonably be expected to have a Material Adverse Effect.

2.8 No Undisclosed Liabilities. Except as set forth on Schedule 2.8, there are no liabilities associated with the Business or the Purchased Assets (whether accrued, absolute, contingent or otherwise), except for (i) liabilities of the Business set forth or reserved against or disclosed in the December 31, 2005 Balance Sheet or the notes thereto, (ii) liabilities disclosed in this Agreement or the Disclosure Schedules hereto or the other agreements contemplated by this Agreement, (iii) liabilities incurred in the ordinary course of business since the date of the December 31, 2005 Balance Sheet and (iv) Excluded Liabilities.

2.9 Business Conduct. Neither the Seller nor any of its officers, directors, employees or agents, nor persons acting under the authority of any of the foregoing (i) have, to the Knowledge of the Seller Responsible Parties, made, or have been charged by any governmental authority with making, directly or indirectly, any domestic or foreign payments for bribes or kickbacks (governmental or commercial) or unlawful political contributions or other questionable or illegal payments with respect to the Business or to secure favorable treatment for the Business or (ii) have maintained or permitted to exist any use of “off the books” bookkeeping, secret accounts, unrecorded bank accounts, “slush” funds, falsified books, or any other device that could have been or could be utilized to distort records or reports of the true operating results and financial condition of the Business.

2.10 Title to Assets; Related Matters. (i) The Seller has good, valid and marketable title (as measured in the context of their current uses) to, or, in the case of leased or subleased assets or other possessory interests, valid and subsisting leasehold or other possessory interests (as measured in the context of their current uses) in all of the Purchased Assets in order to conduct the Business, free and clear of all Encumbrances, (ii) the Purchased Assets constitute all the assets and rights necessary for the operation of the Business as currently conducted, (iii) the Equipment is in good operating condition and repair, normal wear and tear excepted, and maintained in accordance with industry practices taking into account the age thereof, (iv) there are no assets, properties or rights necessary to conduct the Business as the same was conducted immediately prior to the date hereof that are owned by any Person other than the Seller which assets, properties or rights are not to be leased or licensed to Buyer under valid, current lease or license arrangements and (v) there are no contractual or legal restrictions to which the Seller is a party or by which the Equipment is otherwise bound that preclude or restrict the Seller’s ability to use the Equipment for the purposes for which it is currently being used. The Seller enjoys peaceful and undisturbed possession of all Equipment. The Equipment and other tangible assets owned or used by the Seller have no known material defects. None of the Purchased Assets is subject to any commitment or other arrangement for its sale or use by the Seller, its Affiliates or third parties. The assets reflected on the December 31, 2005 Balance Sheet or acquired thereafter shall be valued on the books of the Seller at or below the actual cost less an adequate and proper depreciation charge. The Seller has not depreciated any of the Purchased Assets on an accelerated basis (or in any other manner) inconsistent with applicable requirements of the Code.

2.11 Equipment and Other Tangible Assets. The Equipment and other tangible assets which are included in the Purchased Assets are in all material respects adequate for the purposes for which such Purchased Assets are currently used or are held for use, and are in good repair and operating conditions (subject to normal wear and tear) and, to the Knowledge of the Seller Responsible Parties, there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere with any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

2.12 Absence of Certain Changes, Events and Conditions. Since December 31, 2005, except as otherwise provided in or contemplated by this Agreement or as set forth on Schedule 2.12, the Seller has not:

(a) other than in the ordinary course of business consistent with past practice, sold, transferred, leased, subleased, licensed, encumbered or otherwise disposed of any Purchased Assets, other than the sale of obsolete Equipment;

(b) permitted any of the Purchased Assets to be subjected to any Encumbrance;

(c) made any changes, including changes to collection practices, to be made in the operations of the Seller;

(d) made any commitments for the Seller to make capital expenditures in excess of $20,000 individually or in the aggregate;

(e) made any amendment of the articles of incorporation or bylaws of the Seller;

(f) permitted any new agreement, contract, commitment or arrangement, or amendments or modifications to any existing such agreement, contract, commitment or arrangement, to be entered into with any Affiliate of the Seller or any third parties that is material to the Seller or that will continue in effect after the Closing Date and not be terminable by the Seller on not more than 30 days’ written notice without payment of premium or penalty;

(g) other than in the ordinary course of business consistent with past practice, entered into any new Material Contract or any amendments or modifications to any existing such Material Contract;

(h) borrowed any amount or incurred or become subject to any liabilities, except trade payables incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business (excluding any capital lease obligations);

(i) discharged or satisfied any material Encumbrance or paid any material obligation or liability, other than in the ordinary course of business;

(j) declared, set aside or made any payment or distribution of cash or other property to its stockholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

(k) sold, assigned or transferred any material Intellectual Property Rights or disclosed any proprietary confidential information to any Person;

(l) other than in the ordinary course of business consistent with past practice, granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any of the officers, employees, independent contractors or agents, including, without limitation, any increase or change pursuant to any Employee Benefit Plan, or established, increased or accelerated the payment or vesting of any benefits under any Employee Benefit Plan with respect to officers or employees;

(m) made any material change in any method of accounting or accounting practice or policy, including, without limitation, material changes in assumptions underlying or methods of calculating bad debt, contingency or other reserves, or notes or accounts receivable write-offs, or in corporate allocation methodology, in each case other than changes required by Law or under GAAP;

(n) suffered any casualty loss or damage with respect to any assets, whether or not covered by insurance;

(o) incurred or guaranteed any indebtedness for borrowed money other than indebtedness repaid at or prior to the Closing or indebtedness that will constitute Excluded Liabilities;

(p) other than in the ordinary course of business consistent with past practice, deferred the payment of any accounts payable;

(q) made any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business;

(r) merged or consolidated with, or acquired any equity or all or substantially all of the assets of, any other Person;

(s) experienced any material adverse change in the condition, financial or otherwise, business, assets or rights of the Seller;

(t) conducted the Business outside of the ordinary and usual course consistent with past practice;

(u) compromised, settled, granted any waiver or release relating to, or otherwise adjusted any Action, Indebtedness or any other claims or rights; or

(v) entered into any agreement, contract, commitment or arrangement to do any of the foregoing.

2.13 Litigation.

(a) Except as set forth on Schedule 2.13, as of the date hereof: (i) there are no Actions against the Seller pending, or, to the Knowledge of the Seller Responsible Parties, threatened to be brought against the Seller or the Business, (ii) the Seller is not subject to any Governmental Order (nor, to the Knowledge of the Seller Responsible Parties, are there any such Governmental Orders threatened to be imposed by any Governmental Authority), in each case with respect to the Seller or the Business; and (iii) there is no Action pending, or, to the Knowledge of the Seller Responsible Parties, threatened to be brought that seeks to question, delay or prevent the consummation of the transactions contemplated hereby. As of the date hereof, no preliminary or permanent injunction or other order issued by any United States federal or state Governmental Authority, nor any Law promulgated or enacted by any United States federal or state Governmental Authority, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby or limits the ability in any respect of the rights of the Seller to hold its assets and conduct its present, planned or prospective business, or imposes civil or criminal penalties on any stockholder, director or officer of the Buyer if such transactions are consummated, is in effect

(b) Schedule 2.13 lists the following for the period from January 1, 2003 to the present (and, in the case of clause (z), any other matter referred to therein which is currently in effect): (x) all fines (civil and criminal), penalties imposed by any governmental agency or authority (other than short or long-term disability or medical claims), (y) actions, administrative or arbitration proceedings requiring a payment by the Seller in excess of $10,000 (other than short or long-term disability claims) and (z) any final order, writ, judgment, injunction, decree, determination or other award of any court or any governmental agency which are related to the Business or the Purchased Assets.

2.14 Insurance. The insurance policies of the Seller are listed on Schedule 2.14. The insurance policies to which the Seller is a party or under which the Seller is covered as an additional named insured or otherwise (or replacement policies therefor) are (i) in full force and effect, and the Seller has paid all premiums due and, to the Knowledge of the Seller, the Company is not in default of such policies; and (ii) sufficient for compliance by the Seller with all applicable requirements of Law and all agreements to which the Seller is a party or subject, in each case with respect to the Business. The Seller has not received any notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy. The Seller has not been refused insurance, nor has coverage been previously canceled or materially limited, by an insurer to which the Seller has applied for such insurance, or with which the Seller has held insurance, within the last three years.

2.15 Material Contracts.

(a) Schedule 2.15 sets forth all Material Contracts as of the date hereof.

(b) Each Material Contract of the Seller that is intended to be binding upon the parties thereto is legal, valid and binding on the Seller and, to the Knowledge of the Seller Responsible Parties, the other parties thereto, and is enforceable against the Seller and, to the Knowledge of the Seller Responsible Parties, the other parties thereto in accordance with the terms thereof.

(c) The Seller has performed its obligations under each such Material Contract and the Seller is not in default under any such Material Contract and no condition exists nor event has occurred which with the passage of time or the giving of notice or both could reasonably be expected to result in a material default, material breach or event of material noncompliance by the Seller under any such Material Contract.

(d) The Seller does not have any present expectation or intention of not fully performing all its material obligations under each such Material Contract.

(e) To the Knowledge of the Seller Responsible Parties, no other party to any of the Material Contracts has breached or is in default thereunder.

(f) The Seller has delivered copies, which are true, correct and complete, of each Material Contract and all amendments thereto and documentation or correspondence modifying the terms thereof to the Buyer.

(g) Except for the Material Contracts, the Seller is not a party to (or, in the case of clause (v) below, the holder of) any written or oral: (i) commitment, contract, note, loan, evidence of indebtedness, purchase order or letter of credit involving any obligation or liability on the part of the Seller of more than $10,000 (and not more than $50,000 in the aggregate for related instruments) and not cancelable (without further liability) on not more than 30 days’ notice; (ii) lease of real property; (iii) lease of personal property involving any annual expense in excess of $5,000 and not cancelable without further liability within 30 days; (iv) contracts and commitments not otherwise described above which materially affect the Business and which are not entered into in the ordinary course of business; (v) contracts or agreements containing covenants limiting the freedom of the Seller to engage in any line of business or compete with any person; (vi) contracts, commitments, licenses or permits containing any “change in control” or “parachute payment” provision, as those terms are commonly understood, including without limitation those which would be triggered by the execution, delivery or consummation of the transactions contemplated by this Agreement, including without limitation, any right of termination, right of payment or acceleration of any other right under such contracts, commitments, licenses or permits; (vii) contracts, commitments or agreements which impose any duty of confidentiality or nondisclosure (other than customer agreements that contain confidentiality or nondisclosure provisions); (viii) employment or severance contracts, plans or arrangements; or (ix) Tax sharing or similar agreements.

(h) No customer which is a party to a Material Contract is entitled to any retroactive pricing, refund, rebate, price adjustment or other financial settlement for charges in excess of $5,000 relating to the sales by the Business.

(i) The sale of the Purchased Assets hereunder will not result in a default under or the termination of any Material Contract.

(j) Except as set forth on Schedule 2.15, there are no contracts for the sale of goods or services by the Seller as to which at the time of the most recent scheduled contract milestone for any such Contract the work scheduled was more than sixty (60) days late.

(k) Except as set forth on Schedule 2.15, there are no contracts, options or bids for the sale of goods or services by the Seller which include a liquidated damages clause for late delivery.

2.16 Accounts Receivable. All of the accounts receivable of the Seller reflected on the Interim Balance Sheet are collectible, actual and bona fide receivables representing obligations for the total dollar amount thereof shown on its books, subject to no defenses or counterclaims; provided, however, that neither the Seller nor the Seller Responsible Parties makes any representation that such accounts receivable or other debts will actually be collected following the Closing. No reserves for bad debt in excess of the amounts thereof on June 30, 2006 are required by GAAP. The allowance for doubtful accounts set forth in the Interim Balance Sheet is adequate in accordance with GAAP. The revenue in respect of the sales that gave rise to such receivables have been properly invoiced to customers and properly recognized in accordance with GAAP. Schedule 2.16 hereto accurately lists as of the date hereof, all receivables arising out of or relating to the Business in excess of $2,500, the amount owing, and the aging of such receivable, the name and last known address of the party from whom such receivable is owing, and any security in favor of the Seller for the repayment of such receivable which the Seller purports to have. Since June 30, 2006, the Seller has collected its receivables and payments under all Contracts in accordance with past business practices and has not negotiated for or accepted advance payments nor accelerated the collection of any such receivables or payments.

2.17 Inventory. All of inventories are of good usable and merchantable quality in all material respects and do not include obsolete or discontinued items. All inventories: (i) are of such quality as to meet the quality controls of the Buyer and any applicable governmental quality control standards; (ii) that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business; and (iii) are recorded in the books of the Business at the lower of cost or market value. No write-down in inventory has been made or should have been made in the past two years, except as set forth on Schedule 2.17 hereto.

2.18 Permits and Licenses; Compliance with Law.

(a) The Seller currently holds all foreign, federal, state and local permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities or other Persons including, without limitation, Environmental Permits, necessary to conduct the businesses in which they are engaged and to own and use the facilities and properties owned and used by them (collectively, “Permits”). Each such Permit is valid and in good standing with the issuer of the Permit and not subject to any proceedings for suspension, modification or revocation. Without limiting the generality of the foregoing: (i) the Seller has not received any written notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit and (ii) the Seller is in compliance in all material respects with the requirements of all Permits. All such Permits held by the Seller are assignable to the Buyer, and no governmental approvals are required for such assignment, except in each case as set forth on Schedule 2.18. The sale of the Purchased Assets hereunder will not result in a default under or the termination of any such Permit.

(b) (i) The Seller is in compliance with all Laws (including, without limitation, with respect to affiliate transactions) and Governmental Orders applicable to the Business and (ii) the Seller has not been charged at any time with a violation of any Law or any Governmental Order relating to the conduct of the Business. This Section 2.18(b) does not apply to Real Property (for which Section 2.18(c) applies), environmental matters (for which Section 2.19 applies), employee benefit matters (for which Sections 2.20 and 2.29 apply), health and safety conditions (for which Section 2.21 applies), labor relations (for which Section 2.23 applies) and securities laws (for which Section 2.30 applies).

(c) The Seller has not received any written notice that the Seller is in violation in any respect of any zoning regulation, building restriction, restrictive covenant, ordinance or other Law relating to any Real Property that the Seller owns including the Premises. The Premises is not the subject of any condemnation action and there is no proposal under consideration by any Governmental Authority or entity to condemn the Premises.

2.19 Environmental Matters. Except as set forth in Schedule 2.19, (i) Hazardous Materials have not been Released on any Real Property except in compliance with applicable Law; (ii) there have been no events related to the Seller or the Real Property that could give rise to liability under any Environmental Law; (iii) the Seller is now, and has for the past three years been, in compliance in all material respects with all applicable Environmental Laws and there are no extant conditions that could reasonably be expected to constitute an impediment to such compliance in the future; (iv) the Seller has disposed of all wastes containing Hazardous Materials in compliance with all applicable Environmental Laws (including the filing of any required reports with respect thereto) and Environmental Permits; (v) there are no pending or, to the Knowledge of the Seller Responsible Parties, threatened Environmental Claims against the Seller relating to the Real Property or the operations of the Business; (vi) there is no environmental remediation or other environmental response occurring on any Real Property (including any easements, rights-of-way or other possessory interests in the real property of others) nor has the Seller issued a request for proposal or otherwise requested an environmental contractor to begin plans for any such environmental remediation or other environmental response; and (vii) the Seller has not received any notice and does not have Knowledge of any circumstances related to liability, under CERCLA or any analogous state law.

2.20 Employee Benefit Matters. The Seller has delivered true, accurate and complete copies of all Employee Benefit Plans applicable to any employee of the Seller. All such Employee Benefit Plans are in compliance with the terms of the applicable plan and the requirements prescribed by applicable law currently in effect with respect thereto, and the Seller has performed in all material respects all obligations required to be performed by it thereunder. The Seller has no Union Employees. The Seller has not incurred and no event, transaction or condition has occurred or exists which could result in the occurrence of, any liability to the Pension Benefit Guaranty Corporation or any “withdrawal liability” within the meaning of Section 4201 of ERISA, or any other liability pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in any such case relating to any Employee Benefit Plan or any pension plan maintained by any company that would be treated as a single employer with the Seller under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Except as set forth in Schedule 2.20, the Seller does not have in effect an Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Seller or any ERISA Affiliate to severance pay, unemployment compensation or other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. There are no pending, or, to the Knowledge of the Seller, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such plan, or otherwise involving any such plan (other than routine claims for benefits). Except as set forth in Schedule 2.20, the Seller does not contribute in any multiemployer plan (within the meaning of Section 3(37) of ERISA) for the benefit of any of its directors, officers, employees, independent contractors or agents. All contributions that are due on or before the Closing Date to any Employee Benefit Plans, including without limitation salary reduction contributions and matching contributions, will have been fully contributed as of the Closing Date (to the extent such accrual is required under GAAP). The Seller does not have any established pension or deferred profit sharing plans. The Seller shall not adopt, amend or modify any Employee Benefit Plans or otherwise increase the salary or benefits of any of the directors, officers, employees, independent contractors or agents of the Seller prior to the Closing Date.

2.21 Health and Safety Conditions.

(a) The Seller is in compliance in all material respects with all Laws designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private, designed to provide safe and healthful working conditions including without limitation the Occupational Safety and Health Act of 1970, as amended, as well as any similar state or local Law.

(b) Schedule 2.21 lists the following items with respect to the Business:

(i) personnel safety statistics and OSHA Form 200s related to the Business since January 1, 2003;

(ii) citations, notices of violations, orders, consent orders, administrative or judicial enforcement proceedings from state and federal OSHA agencies or their foreign equivalents concerning the Business since January 1, 2003 or which are currently pending; and

(iii) all current health and safety permits and licenses.

2.22 Customers and Suppliers.

(a) Schedule 2.22 contains a list of (i) all customers and suppliers of the Business which have contracts (including oral contracts and purchase orders) with the Business involving purchases or sales in an amount in excess of $25,000 per annum and (ii) sole source suppliers to the Business with contracts with the Business.

(b) The Seller has not received any written notice (including email) or has any actual knowledge that any customer of the Seller (i) has ceased, or will cease, to use its products or goods, or (ii) has substantially reduced or will substantially reduce, the use of products or goods of the Seller. To the Knowledge of the Seller Responsible Parties, no customer of the Seller described in clause (a) above has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(c) The Seller has not received any written notice (including email) or has any actual knowledge that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Seller, subject to general and customary price increases. To the Knowledge of the Seller Responsible Parties, no supplier of the Seller described in clause (a) above has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

2.23 Labor Relations.

(a) There are no labor organizations recognized as representing any of the directors, officers, employees, independent contractors or agents of the Seller and (i) the Seller is not party to any collective bargaining agreement or other labor union contract, (ii) there are no strikes, slowdowns, picketing, lockouts or work stoppages pending or threatened between the Seller and any of its employees, and the Seller has not experienced any such strike, slowdown, or work stoppage within the past two years, (iii) there are no unfair labor practice complaints or employee disputes pending against the Seller before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Seller, and (iv) the Seller is in compliance in all material respects with its obligations under all Laws and Governmental Orders governing its employment practices, including, without limitation, provisions relating to wages, hours and equal opportunity. Seller is in compliance with all Laws, and all orders of any court, governmental agency or arbitrator, relating to employment, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, occupational safety and health, affirmative action and the payment of withholding and/or Social Security and similar taxes, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

(b) Except for the employment agreement contemplated hereby, Seller acknowledges and agrees that Buyer will offer to hire all of the Seller’s salaried and hourly personnel (whether or not such personnel are on layoff or medical, family or other authorized leaves of absence) in comparable positions. The Buyer will be responsible for all employment-related obligations with respect to all employees who accept offers of employment with the Buyer arising or accruing after the Closing Date. Seller further acknowledges that the terms and conditions of any such employment shall be determined by the Buyer in its sole and absolute discretion.

2.24 Intellectual Property Rights.

(a) All trademarks, service marks and copyrights held by the Seller are valid and subsisting and provide the Seller with the right to exclude all others from the use thereof and (i) the Seller is not, or as a result of the execution and delivery of this Agreement or the performance by the Seller of their obligations hereunder will be, in violation of any license, sublicense or other agreement applicable to it, or give any party the right to require the Seller to pay any amount or enter into any restrictions in order to continue the use thereof, (ii) the Seller owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights used in the Business, (iii) there have been no claims made against the Seller or, to the Knowledge of the Seller Responsible Parties, threatened or, to the Knowledge of the Seller Responsible Parties, likely to be threatened by any Person, asserting the invalidity, misuse or unenforceability of any Intellectual Property Rights referred to in (i) above or challenging the ownership, validity or effectiveness of any of the Intellectual Property Rights.

(b) The Seller has not received any notices of any material unauthorized use, infringement or misappropriation by, or conflict with, any present or former employee of the Seller, principal shareholders, strategic partners or any other third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Seller license any such rights from a third party).

(c) The conduct of the Seller has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons.

(d) To the Knowledge of the Seller Responsible Parties, the Intellectual Property Rights owned by or licensed to the Seller have not been infringed, misappropriated or conflicted by other Persons.

(e) Except as set forth on Schedule 2.24, no Intellectual Property Right is subject to any Encumbrance and there is no fact that could reasonably be expected to render the Intellectual Property Rights invalid. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing or exploitation thereof by the Seller. The Seller has not entered into any agreement to indemnify any other person against any charge of infringement relating to any Intellectual Property Right. To the Knowledge of the Seller Responsible Parties, no employee of the Seller is in violation of any term of any confidentiality or invention assignment agreement, employment contract (whether written or verbal), patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Seller or any other party (including prior employers) because of the nature of the business conducted or proposed to be conducted by the Seller.

(f) The Seller is the sole and exclusive owner of or has the right to use pursuant to a valid license, all Intellectual Property Rights used in the Business. Except as set forth on Schedule 2.24, to the Knowledge of the Seller Responsible Parties, no governmental registration of any of the rights related to the Intellectual Property Rights has lapsed, expired or been canceled, abandoned, opposed or the subject of a reexamination request.

(g) Except as listed on Schedule 2.24, as of the date of this Agreement, there are no written claims which have been received since January 1, 2003 and no proceedings are pending, or have been instituted or, to the Knowledge of Seller Responsible Parties are threatened or impending, which challenge the Seller’s ownership rights in respect of any of the Intellectual Property Rights. None of the Intellectual Property Rights is subject to any outstanding order, decree, judgment or stipulation.

(h) Neither this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in the termination, suspension, breach, or violation of any contract between the Seller and any Person relating to Intellectual Property Rights; or (ii) will result in the termination, suspension, breach, or violation of Intellectual Property Rights. All of the Seller’s rights under the Intellectual Property Rights are transferable to Buyer in connection with the transactions contemplated by this Agreement and Buyer will be entitled to continue to use each of the Intellectual Property Rights to the same extent and under the same conditions that it has heretofore been used in the Business, without financial obligations to any other Person.

(i) The Intellectual Property Rights constitute all of the intellectual property used in, or necessary to, the operation of the Business as currently conducted.

2.25 Taxes.

(a) The Seller has timely filed all Tax Returns required to be filed and all such Tax Returns were correct and complete in all material respects. Seller has timely paid all Taxes that are due, or claimed by any taxing authority to be due, or has provided for all such Taxes on its financial statements in accordance with GAAP.

(b) All Taxes shown on such Tax Returns have been timely paid;

(c) No audits with respect to the Seller are in process, pending or threatened, no deficiencies or adjustments to Tax Returns exist or have been asserted in writing with respect to Taxes of the Seller, no notice has been received in writing that any Tax Return or Taxes of the Seller required to be filed or paid has not been filed or have not been paid;

(d) There are no Tax liens on any of the Purchased Assets;

(e) All Taxes that the Seller is required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Tax authority;

(f) The Seller (i) is not currently or has ever been a member of an affiliated group filing a consolidated federal income tax return or (ii) has no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as transferee or successor, by contract or otherwise;

(g) The Seller has not ever been a party to any Tax sharing or similar agreements;

(h) No consent under Section 341(f) of the Code has been filed with respect to the Seller; and

(i) The Seller is not a USRPI as that term is defined in Section 897 of the Code and the Treasury Regulations thereunder.

2.26 Commissions. There is no broker or finder or other Person who has any valid claim against the Seller, any of its Affiliates or any of its assets for a commission, finders’ fee, brokerage fee or other similar fee in connection with this Agreement, or the transactions contemplated hereby, by virtue of any actions taken by on or behalf of the Seller or any of its officers, employees, independent contractors or agents.

2.27 Bank Accounts; Powers of Attorney. Seller has provided to the Buyer a true, correct and complete list of each bank in which the Seller maintains an account or safe deposit box, the corresponding number of each such account or safe deposit box, the names of all persons holding check-signing or withdrawal powers or other authority with respect thereto, the names of any persons holding powers of attorney from the Seller, true, correct and complete copies of any instrument of appointment and a summary statement of the terms thereof. There are and at the Closing will be no restrictions on the Seller to terminate any such powers immediately upon written notice and to withdraw all such funds and close such bank accounts.

2.28 Product Warranties. Set forth on Schedule 2.28 are representative forms of product warranties and guarantees granted or issued by the Seller in connection with the

Business. None of the other product warranties or guarantees granted or issued by the Seller in connection with the Business differs in any material respect from such representative forms. Except as described in Schedule 2.28, since January 1, 2002, no product warranty or similar claims have been made against Seller in connection with the Business. The Seller has committed no act, and there has been no omission, which could reasonably be expected to result in, and there has been no occurrence which could reasonably be expected to give rise to, any material product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to products sold prior to the Closing in the operation of the Business.

2.29 Compliance with WARN Act. The Seller has been exempt from, or has complied with, all applicable provisions of the WARN Act and the regulations thereunder in connection with all past reductions in work force relating to the Business.

2.30 Securities Laws. Each of the Seller Responsible Parties expressly agrees and acknowledges that the Common Shares are not being registered and ForeFront Holdings has no present intention of registering such shares pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”) or otherwise, and the issuance of the Common Shares is intended to be exempt from registration under Section 4(2) of the 1933 Act as a “transaction by an issuer not involving any public offering” and that reliance on such exemption is predicated, in part, on the Seller Responsible Parties’ representations and warranties contained herein. The Seller Responsible Parties further acknowledge that the Common Shares are being obtained solely for the Seller’s own account and for investment purposes only, within the meaning of the 1933 Act, and that the Seller has no plan, intention, contract, understanding, agreement or arrangement with any person to sell, assign, pledge, hypothecate or otherwise transfer to any person the Common Shares or any part thereof other than transfers by the Seller to the Seller Responsible Parties and their family members or affiliates, and the Buyer, ForeFront Group and ForeFront Holdings hereby consent to such transfers. Each of the Seller Responsible Parties understands that the Common Shares are characterized as “restricted securities” under the federal securities Laws inasmuch as such Common Shares are being acquired from ForeFront Holdings in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the 1933 Act, only in certain limited circumstances. In this connection, the Seller Responsible Parties are familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

2.31 Disclosure. No representation or warranty by the Seller contained in this Agreement or any document or certificate furnished or to be furnished by or on behalf of the Seller to the Buyer in connection herewith or with the Closing contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

2.32 No Knowledge of Seller Default. The Seller acknowledges that it has no actual knowledge of any breach of the representations and warranties made by the Buyer in Article 3 of this Agreement for which the Seller could seek indemnification pursuant to Article 8. Claims and Damages with respect to any such breach of the representations and warranties made by the Buyer in Article 3 of this Agreement of which any of the Seller Responsible Parties have actual knowledge, if not asserted before the Closing, may not be brought after the Closing; provided, however, that such matters shall be permitted to be made the subject of post-Closing Claims and Damages to the extent that the Seller becomes aware of material facts or circumstances with respect to such matters following the Closing.

Article 3. Representations and Warranties of the Buyer, ForeFront Group and ForeFront Holdings.

In order to induce the Seller Responsible Parties to enter into this Agreement and sell the Purchased Assets, the Buyer, ForeFront Group and ForeFront Holdings make the following representations and warranties to the Seller Responsible Parties, which representations and warranties shall be true and correct as of the date hereof:

3.1 Organization and Standing. Each of the Buyer, ForeFront Group and ForeFront Holdings is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

3.2 Binding Agreement. Each of the Buyer, ForeFront Group and ForeFront Holdings has all requisite corporate power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Buyer, ForeFront Group and ForeFront Holdings and the consummation by each of the Buyer, ForeFront Group and ForeFront Holdings of their obligations hereunder have been duly and validly authorized by all necessary corporate and stockholder action on the part of each of the Buyer, ForeFront Group and ForeFront Holdings. This Agreement has been duly executed and delivered on behalf of each of the Buyer, ForeFront Group and ForeFront Holdings and, assuming the due authorization, execution and delivery by the Seller Responsible Parties, constitutes a legal, valid and binding obligation of each of the Buyer, ForeFront Group and ForeFront Holdings enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity. As of the Closing Date, each of the agreements, instruments and other documents to be delivered hereunder to the Seller Responsible Parties at the Closing to which the Buyer, ForeFront Group and ForeFront Holdings are parties will have been duly and validly executed and delivered by each of the Buyer, ForeFront Group and ForeFront Holdings and will be enforceable against each of the Buyer, ForeFront Group and ForeFront Holdings in accordance with its terms.

3.3 Absence of Violations or Required Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement does not and will not: (a) violate or result in the breach or default of any provision of the articles of incorporation or by-laws of the Buyer; (b) violate any Law or Governmental Order applicable to the Buyer or any of its properties or assets; (c) except for the Required Consents, require any consent, approval, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or any other Person; or (d) result in any violation or breach of, constitute a default (or event which with the giving of notice, or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Buyer’s assets, or result in the imposition or acceleration of any payment, time of payment, vesting or increase in the amount of compensation or benefit payable, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license or permit, or franchise to which the Buyer is a party or by which its assets are bound.

(b) Each of the Buyer, ForeFront Group and ForeFront Holdings has obtained all the Required Consents. Neither the Buyer, ForeFront Group nor ForeFront Holdings needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement. A true and complete list of all third party (including, without limitation, lenders, lessors, licensees, licensors, distributors and vendors) consents, licenses, permits, waivers, approvals, authorizations or orders obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the continuation in force of any rights, licenses, permits, authorizations, agreements, instruments or documents of the Buyer, ForeFront Group and ForeFront Holdings is set forth on Schedule 3.3(b) attached hereto.

(c) Neither any statute, rule, regulation, order, stipulation, decree, judgment, or injunction has been enacted, promulgated, entered, or enforced to the purchase nor any other action has been taken by any Government Entity (i) which prohibits the consummation of the transactions contemplated by this Agreement; (ii) which prohibits Buyer’s ownership or operation of all or any material portion of the Business or the Purchased Assets, or which compels the Buyer to dispose of or hold separately all or any portion of the Purchased Assets as a result of the transaction contemplated herein; (iii) which makes the purchase of, or payment for, some or all of the Purchased Assets illegal; (iv) which imposes material limitations on the ability of the Buyer to acquire or hold or to exercise effectively all rights of ownership of the Purchased Assets; or (v) which imposes any limitations on the ability of the Buyer effectively to control in any material respect the Business or operations of the Seller.

3.4 Valid Issuance of the Shares. The Common Shares that are being issued to the Seller hereunder, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of all Encumbrances and restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities Laws and free of preemptive rights.

3.5 Litigation. There are no Actions pending or threatened to be brought by or before any Governmental Authority, against the Buyer or any of its Affiliates that (i) seeks to question, delay or prevent the consummation of the transactions contemplated hereby, or (ii) would reasonably be expected to affect adversely the ability of the Buyer to fulfill its obligations hereunder, including without limitation, the Buyer’s obligations under Article 1 hereof.

3.6 Commissions. Except as provided below, there is no broker or finder or other Person who has any valid claim against the Seller, any of their respective Affiliates or any of their respective assets for a commission, finders’ fee, brokerage fee or other similar fee in connection with this Agreement, or the transactions contemplated hereby, by virtue of any actions taken by on or behalf of the Buyer or its officers, employees or agents. The Buyer has agreed to pay at Closing, at its sole expense, an advisory fee to Stanford Financial Group Company in connection with the consummation of the Sale.

3.7 No Knowledge of Seller Default. Each of the Buyer, ForeFront Group and ForeFront Holdings acknowledges that it has no actual knowledge of any breach of the representations and warranties made by the Seller in Article 2 of this Agreement for which the Buyer, ForeFront Group or ForeFront Holdings could seek indemnification pursuant to Article 8. Claims and Damages with respect to any such breach of the representations and warranties made by the Seller in Article 2 of this Agreement of which the Buyer, ForeFront Group or ForeFront Holdings have actual knowledge, if not asserted before the Closing, may not be brought after the Closing; provided, however, that such matters shall be permitted to be made the subject of post-Closing Claims and Damages to the extent that the Buyer, ForeFront Group and ForeFront Holdings becomes aware of material facts or circumstances with respect to such matters following the Closing.

Article 3A Representations and Warranties of ForeFront Holdings.

In order to induce the Seller Responsible Parties to enter into this Agreement and sell the Purchased Assets, ForeFront Holdings makes the following representations and warranties to the Seller Responsible Parties, which representations and warranties shall be true and correct as of the date hereof:

3A.1 SEC Filings.

(a) ForeFront Holdings and its subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by ForeFront Holdings or any of its subsidiaries pursuant to the Exchange Act with the SEC since October 15, 2004 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-QSB of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of ForeFront Holdings and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

Article 4. Covenants and Agreements.

4.1 Conduct of Business in the Ordinary Course. During the period following the execution of this Agreement through the Closing, the Seller Responsible Parties shall conduct the Business in the ordinary course consistent with past practice under the supervision of the existing management team. Without limiting the generality of the foregoing, the Seller shall not:

(a) sell, lease, license, encumber or subject to any Encumbrance, dispose of, pledge, grant or transfer, or authorize the sale, lease, license, disposition, pledge, grant or transfer of any of the Purchased Assets;

(b) grant any increase in the compensation of any employee or independent contractor (whether directly or through an Employee Benefit Plan), except merit, incentive or promotional increases in the ordinary course of business consistent with past practice, or assume sponsorship of any Employee Benefit Plan;

(c) enter into any employment agreement or severance agreement with any employee of the Business except in the ordinary course of business consistent with past practice;

(d) incur or guaranty any indebtedness for borrowed money other than indebtedness repaid prior to the Closing, draws against the RBC Centura line of credit or indebtedness that will constitute Excluded Liabilities;

(e) amend the articles of incorporation, the bylaws or other organizational documents of Seller;

(f) defer the payment of any accounts payable;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business;

(h) make any capital expenditures in excess of $10,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(i) merge or consolidate with, or acquire any equity or all or substantially all of the assets of, any other Person (except that the Seller may continue negotiations with respect to the acquisition of one or more prospective target competitors and acquire such target with the prior written consent of the Buyer);

(j) declare, set aside or pay any dividend or distribution (other than distributions required to allow the Seller’s shareholders to pay income taxes consistent with past practice);

(k) sell, assign or transfer any of the Intellectual Property Rights, or any portion thereof, or disclose any proprietary confidential information relating to the Intellectual Property Rights to any Person;

(l) enter into, amend or terminate any Material Contract (except in the ordinary course of business or as required by their terms); or

(m) agree, in writing or otherwise, to do any of the foregoing.

In addition, the Seller Responsible Parties shall maintain the tangible Purchased Assets in their present condition, ordinary wear and tear excepted, and use its reasonable efforts to preserve its existing relations with its employees, customers, suppliers and others with whom it has a business relationship. Furthermore, prior to the Closing, the Seller Responsible Parties shall supply all information necessary to assist the Buyer in making all applications necessary to obtain the licenses, Permits, approvals and the assignment of any contracts held by Seller for use in connection with or otherwise related to the Business.

4.2 Maintenance of Corporate Books. During the period following the execution of this Agreement and the Closing, the Seller Responsible Parties shall maintain its books, accounts and records in the usual, regular and ordinary manner, in accordance with GAAP, on a basis consistent with prior years, and to accurately maintain in all material respects its records until the Closing.

4.3 Access. During the period following the execution of this Agreement and the Closing, the Seller Responsible Parties shall provide Buyer and its representatives reasonable access during normal business hours and upon reasonable advance notice, to all properties, books and records, contracts, Permits and other documents of or relating to the Purchased Assets or the Business to make such investigation as shall reasonably be deemed desirable, and including access to employees for purposes of enrolling such employees in Buyer’s employee benefit plans, and to the officers and key managers of Seller, to the extent that such access does not materially interfere with the conduct of the Business. Without limiting the generality of the foregoing, the Seller Responsible Parties shall promptly deliver the following financial information to the Buyer: (a) the Audited Financial Statements; and (b) federal and state income tax returns for the three most recently completed tax years of Seller.

4.4 Exclusive Negotiations. From the date of this Agreement and hereafter as provided herein, neither Seller nor any of its officers, directors, representatives or Affiliates shall, directly or indirectly, solicit or initiate the submission of any offer or proposal by, or participate in discussions or negotiations with, or provide any information to or otherwise cooperate with, any Person (other than Buyer or any officer or representative of Buyer) concerning any Third Party Transaction (as defined below). Each of the Seller Responsible Parties agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to a Third Party Transaction. “Third Party Transaction” shall mean (a) any acquisition of any controlling interest in, or all or a substantial portion of the Seller, (b) the possible disposition of any of the Purchased Assets or the Business, (c) the possible issuance of any capital stock of Seller, or (d) any business combination involving the Seller or the Business, whether by way of merger, consolidation, share exchange or other transaction.

4.5 Conduct of the Business following the Closing. On or prior to the Closing Date, the Seller Responsible Parties shall deliver an executed letter of instruction to all of the Seller’s customers and distributors notifying such parties of the consummation of the transactions contemplated hereby and specifically instructing all customers to remit payment relating to the Purchased Assets directly to the Buyer. In the event the Seller receives payments from any customer with respect to any accounts receivable which are part of the Purchased Assets, the Seller shall hold such funds in trust for the benefit of the Buyer and immediately turnover such receipts to the Buyer.

4.6 Non-Solicitation. Neither the Seller nor its Affiliates shall for the period from the date hereof through the date that is three years following the Closing Date, without the prior written consent of the Buyer, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of the Seller) any employee, independent contractor or agent of the Seller.

4.7 Confidentiality. For a period of three years following the Closing Date, each of the parties and any corporation, partnership or trust controlled, directly or indirectly, by any of the parties shall maintain the confidentiality of, and shall not use for the benefit of itself or others, any confidential information concerning the Business or the Purchased Assets (the “Confidential Information”); provided, however, that this paragraph (a) shall not restrict (i) disclosure by either party of any Confidential Information required by applicable statute, rule or regulation or any court of competent jurisdiction, provided that the non-disclosing party is given notice and an adequate opportunity to contest such disclosure, (ii) any disclosure on a confidential basis to the respective attorneys, accountants, lenders and investment bankers of the parties, (iii) any disclosure of information which is available publicly as of the date of this Agreement, which, after the date of this Agreement, becomes available publicly through no fault of the disclosing party, which is disclosed to either party by another Person who acquired it from a third party without an obligation of confidentiality to the Buyer or the Seller or which is independently developed by an employee of either party who had no access to such information, (iv) the respective parties’ use of such information to protect or enforce their rights under this Agreement, in connection with tax or other regulatory filings or their use of such information to protect their rights against any third party, and (v) the parties’ (and their respective Affiliates) use of such information in the conduct of their own businesses if and to the extent not prohibited by this Section. Any and all information disclosed by the Buyer to the Seller Responsible Parties as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Seller Responsible Parties shall be deemed Confidential Information.

4.8 Public Announcements. Except as otherwise required by law or the rules of any stock exchange or automated quotation system, the parties shall not issue any report, statement or press release or otherwise make any public announcement with respect to this Agreement and the other transactions contemplated hereby without prior consultation with and approval of the other parties hereto (which approval shall not be unreasonably withheld). Notwithstanding the foregoing, either party may at any time furnish any required information to the SEC regarding this Agreement or the transactions contemplated hereby.

4.9 Non-Compete.

(a) Each of the Seller Responsible Parties covenants and agrees on its own behalf and on behalf of each of its Affiliates that from the date hereof and until the third (3rd) anniversary of the Closing Date, neither the Seller not its Affiliates will directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation, limited liability company or business, whether as an employee, partner, agent, security holder, consultant or otherwise, that directly or indirectly (or through any affiliated entity) engages in competition with the Business (based on the business in which the Seller was engaged or was actively planning on being engaged as of the Closing Date and in the geographic areas in which the Seller operated or was actively planning on operating as of the Closing Date).

(b) Each of the Seller Responsible Parties acknowledges and agrees that the covenants provided for in this Section are reasonable and necessary in terms of time, area and line of business to protect the Buyer’s legitimate business interests as a Buyer of the Purchased Assets, which includes protecting valuable confidential business information, substantial relationships with customers throughout the Restricted Area and customer goodwill associated with the Seller and the Business. Each of the Seller Responsible Parties expressly authorizes the enforcement of the covenants provided for in this Section by (i) the Buyer, and (ii) any successors to the ownership of the Purchased Assets and/or the Business. To the extent that the covenant provided for in this Section may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision. The provision as modified shall then be enforced.

(c) It is agreed by each of the Seller Responsible Parties on its own behalf and on behalf of its Affiliates that Buyer would be irreparably damaged by reason of any violation of this Section by the Seller or its Affiliates, and that any remedy at law for breach of such provisions would be inadequate. Therefore, the Buyer shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against each of the Seller Responsible Parties and their respective Affiliates, for breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. It is expressly understood by each of the Seller Responsible Parties that this injunctive or other equitable relief shall not be the Buyer’s exclusive remedy for any breach of this covenant and the Buyer shall be entitled to seek any other relief or remedy that may be available by contract, statute, law or otherwise for any breach hereof. It is agreed that the Buyer shall also be entitled to recover any and all attorneys’ fees and expenses in the enforcement of the provisions hereof.

4.10 Financial Statements. Within 45 days of the date of this Agreement, Seller shall cause to be prepared and delivered to the Buyer, at the Buyer’s sole expense, an audited balance sheet of the Seller as at September 30, 2006, December 31, 2005 and, if required, December 31, 2004, together with the audited statements of operations, stockholders equity and cash flows for the nine month and years then ended, together with the notes thereto (the “Audited Financial Statements”). The Audited Financial Statements shall be derived from and shall be consistent in all material respects with the books and records regularly maintained by the Seller. Such Audited Financial Statements shall be in proper form and shall satisfy the historical financial statement requirements of Form 8-K promulgated by the SEC and the auditors of the Seller shall have consented to the use of their report in connection with the Buyer’s Form 8-K material acquisition reporting requirement. The actual cost of preparing such Audited Financial Statements will be paid for by the Buyer promptly upon receipt of invoices therefor. In the event that the transactions contemplated hereby are not consummated as a result of the Seller refusing to close the transaction on the terms and conditions set forth herein, the Seller shall reimburse the Buyer an amount of $10,000 per each year’s audit (up to a maximum of $20,000) for such costs.

4.11 Operation of the Business Prior. During the 2007 fiscal year, (a) the current management of the Seller shall have control over day-to-day operating decisions that affect the ability of the Seller to achieve the EBITDA target described herein; (b) the Buyer will continue to operate the Business as a separate division of the Buyer and (c) the Buyer shall provide sufficient capital funding to achieve such target; provided, however, that the current management of the Seller shall require the prior written consent of the President of Forefront Holdings prior to taking any action outside the ordinary course of business (consistent with past business practices) or for any major decisions which are not consistent with the budget and operating plan previously approved by Forefront Holdings’ management. Without limiting the foregoing, the parties agree that the transfer of additional production to the Seller’s North Carolina facility may be made only if the transfer has a positive effect on the Seller’s EBITDA (and any negative impact will be added back to EBITDA for purposes of determining whether the EBITDA target set forth herein has been satisfied).

4.12 Name Change Amendment. The Seller shall have delivered to the Buyer duly executed articles of amendment to be filed with the Secretary of State of the State of North Carolina, immediately following the Closing, evidencing a change in the corporate name of Seller to a name not containing any derivative of “Devant” or any other trade names being acquired hereby.

4.13 Employee Related Matters. Except for the employment agreement contemplated hereby, Buyer agrees to offer to hire all of the Seller’s salaried and hourly personnel (whether or not such personnel are on layoff or medical, family or other authorized leaves of absence) in comparable positions. The Buyer will be responsible for all employment-related obligations with respect to all employees who accept offers of employment with the Buyer arising or accruing after the Closing Date. The terms and conditions of any such employment shall be determined by the Buyer in its sole and absolute discretion.

Article 5. Conditions to Obligations of the Buyer.

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are, at its option, in its sole discretion, subject to satisfaction of each of the following conditions:

5.1 Representations and Warranties. The representations and warranties of the Seller Responsible Parties contained herein shall be true and correct in all material respects at and as of the Closing Date as though each such representation and warranty were made at and as of such time, other than such representations and warranties as are made as of a specific date.

5.2 Performance by the Seller Responsible Parties. All of the covenants and agreements to be complied with and performed by the Seller Responsible Parties on or before the Closing Date shall have been complied with or performed in all material respects.

5.3 Certificate. The Seller Responsible Parties shall have delivered to the Buyer a certificate, dated as of the Closing Date, executed on behalf of the Seller Responsible Parties by their duly authorized officers to the effect of Sections 5.1 and 5.2.

5.4 Consents; No Objections. All approvals for the Sale and all material consents, waivers, approvals, orders and authorizations from third parties required to be made or obtained for the authorization, execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the continuation in force of any rights, licenses, permits, authorizations, agreements, instruments or documents of the Seller, shall have been obtained and become final and non-appealable (provided that if any appeal or a petition for reconsideration is filed after any such approval has been obtained, such approval shall be deemed to be final and non-appealable unless the Buyer shall have delivered to the Seller an opinion of counsel rendered in good faith that it is probable that such approval will be reversed and/or vacated upon any such appeal or petition for reconsideration). Neither any statute, rule, regulation, order, stipulation, decree, judgment, or injunction shall be enacted, promulgated, entered, enforced, or deemed application to the purchase nor any other action shall have been taken by any Government Entity (i) which prohibits the consummation of the transactions contemplated by this Agreement; (ii) which prohibits Buyer’s ownership or operation of all or any material portion of the Business or the Purchased Assets, or which compels the Buyer to dispose of or hold separately all or any portion of the Buyer’s or the Seller’s business or the Purchased Assets as a result of the transaction contemplated herein; (iii) which makes the purchase of, or payment for, some or all of the Purchased Assets illegal; (iv) which imposes material limitations on the ability of the Buyer to acquire or hold or to exercise effectively all rights of ownership of the Purchased Assets; or (v) which imposes any limitations on the ability of the Buyer effectively to control in any material respect the Business or operations of the Seller.

5.5 No Proceedings or Litigation. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by or before any Government Entity (i) which prohibits the consummation of the transactions contemplated by this Agreement; (ii) which prohibits Buyer’s ownership or operation of all or any of the Business or the Purchased Assets, or which compels the Buyer to dispose of or hold separately all or any portion of the Buyer’s or the Seller’ business or assets as a result of the transaction contemplated herein; (iii) which makes the purchase of, or payment for, some or all of the Purchased Assets illegal; (iv) which imposes limitations on the ability of the Buyer to acquire or hold or to exercise effectively all rights of ownership of the Purchased Assets; or (v) which imposes any limitations on the ability of the Buyer effectively to control in any material respect the Business or operations of the Seller. No preliminary or permanent injunction or other order issued by any United States federal or state Governmental Authority, nor any Law promulgated or enacted by any United States federal or state Governmental Authority, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby or limits the ability in any respect of the rights of the Seller to hold its assets and conduct its present, planned or prospective business, or imposes civil or criminal penalties on any stockholder, director or officer of the Buyer if such transactions are consummated, shall be in effect.

5.6 No Material Adverse Events. Since the date hereof, there shall have been no material adverse change in the assets, revenue, working capital, gross margins, results of operations of the Seller. Since the date hereof there shall have been no casualty loss, condemnation or taking instituted against any asset of the Seller.

5.7 Due Diligence. The Buyer shall have completed a due diligence review, including a legal and financial review of the Seller, the Business and the Purchased Assets, which review shall be satisfactory to the Buyer, in its sole and absolute discretion.

5.8 Subordination Agreement. The Seller shall have entered into a subordination agreement in form and content acceptable to the Seller and the principal lender of Buyer and ForeFront Holdings (along with any other documents which such lender may reasonably request).

5.9 Employment Agreement. The Buyer shall have entered into an employment agreement with James M. Sheppard, Jr. in the form of Exhibit G attached hereto.

5.10 Lease Agreement. The Buyer shall have assumed a four-year lease agreement for the Premises in substantially the form of Exhibit F attached hereto.

5.11 Financial Information. Within 45 days of the date hereof, the Seller shall have obtained, to the extent the Buyer requires audited or reviewed financial statements of the Seller in order to comply with the reporting requirements of the SEC set forth in Regulations S-K and S-X, (or, if Buyer proposes to have its auditors audit any such financial statements, the Seller has provided audited balance sheets as of the end of the fiscal years hereinafter described and income statements and statements of cash flows and changes in equity for such periods, in each case, for the Seller in the form required by Regulations S-K and S-X), the required audited or reviewed financial statements of the Seller covering the year ended December 31, 2005 and, if required, December 31, 2004 and each subsequent fiscal quarter, reasonably sufficient and timely enough to permit the Buyer reasonably to satisfy such obligations, including, without limitation, having provided reasonable access to any auditors engaged by the Buyer for such purpose and delivering one or more representation letters from the Seller to any such auditors as may be reasonably requested by the Buyer to allow such auditors to complete any such audit or review and to issue an opinion on such financial statements acceptable to the SEC.

5.12 Environmental Report. The Buyer shall have obtained a Phase I environmental report concerning the premises subject to the Lease and any other real property utilized in connection with the Business that shall state that there are no violations of Environmental Laws or regulations or conditions which could in the future cause any violations of Environmental Laws or regulations.

Article 6. Conditions to Obligations of the Seller Responsible Parties.

The obligations of the Seller Responsible Parties to consummate the transactions contemplated by this Agreement are, at its option, in its sole discretion, subject to satisfaction of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of the Buyer contained herein shall be true and correct in all material respects (other than those representations and warranties that are qualified by Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though each such representation and warranty were made at and as of such time, other than such representations and warranties as are made as of a specific date, in each case except for changes that are expressly contemplated by this Agreement, and except for such failures to be true and correct that (without regard to materiality concepts therein once such failure is established) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business, results of operations or financial condition of the Buyer, taken as a whole.

6.2 Performance by the Buyer. All of the covenants and agreements to be complied with and performed by the Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

6.3 Certificate. The Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, executed on behalf of the Buyer by its duly authorized officers to the effect of Sections 6.1 and 6.2.

6.4 No Proceedings or Litigation. No preliminary or permanent injunction or other order issued by any United States federal or state Governmental Authority, nor any Law promulgated or enacted by any United States federal or state Governmental Authority, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby.

6.5 Due Diligence. The Seller shall have completed a due diligence review, including a legal and financial review of the Buyer, which review shall be satisfactory to the Seller, in its sole and absolute discretion.

6.6 Employment Agreement. The Buyer shall have entered into an employment agreement with James M. Sheppard, Jr. in the form of Exhibit G attached hereto.

Article 7. Tax Matters.

7.1 Liability for Taxes.

(a) The Seller Responsible Parties shall be liable for and shall indemnify the Buyer, for (i) all Taxes (as defined below) imposed on the Seller, or for which the Seller may otherwise be liable, for any taxable year or period that ends on or before the Closing Date (“Pre-Closing Tax Periods”) and, with respect to any portion of a taxable year or period beginning before and ending after the Closing Date (“Straddle Period”), the portion of such Straddle Period ending on and including the Closing Date, and (ii) all liabilities imposed on the Seller on or before the Closing Date under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) for Taxes of the Seller or any other corporation which is affiliated with the Seller (other than the Seller).

(b) The Buyer shall be liable for, and shall indemnify the Seller and its Affiliates for, all Taxes imposed on the Seller or any of its Affiliates with respect to the Seller for any taxable year or period that begins after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

(c) For purposes of this Section 7.1, whenever it is necessary to determine the liability for Taxes of the Seller for a portion of a Straddle Period:

(i) real, personal and intangible property Taxes (“Property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

(ii) all other Taxes for the Pre-Closing Tax Period shall be determined by assuming that the Seller had a taxable year or period that ended at the close of the Closing Date.

7.2 Adjustment to Purchase Price. The Buyer and the Seller Responsible Parties agree to report any indemnification payment made by the Seller under Section 7.1 as an adjustment to the Purchase Price, contribution to capital, or other non-taxable amount to the extent that there is substantial authority for such reporting position under applicable law.

7.3 Transfer and Conveyance Taxes. The Seller shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes resulting from the consummation of the transactions contemplated by this Agreement; provided, however, that the Buyer shall pay all documentary stamp tax expenses applicable to Promissory Note A, Promissory Note B and Promissory Note C.

7.4 Survival. Claims for indemnification under Section 7.1 shall survive until the expiration of the applicable statute of the limitations (including any extensions or waivers of such statutes).

Article 8. Survival; Indemnification.

8.1 Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements made by any Party to this Agreement will survive for a period of 27 months following the Closing and any investigation at any time made by or on behalf of the other Party before or after the Closing; provided, however, that (i) there will be no expiration date for any Claims and Damages relating to a Breach of or inaccuracy in the representations and warranties contained in sub-section (i) of the first sentence of Section 2.10 (Title to Assets) and Section 3.4 (Valid Issuance of Shares); (ii) the representations and warranties of the Seller Responsible Parties contained in Sections 2.19 (Environmental Matters), 2.20 (Employee Benefit Matters) and 2.25 (Taxes) shall survive for the duration of any applicable statute of limitations, the duration of any suspension, waiver or extension thereof, and for sixty (60) days thereafter and (iii) the obligations of the Buyer to pay the Purchase Price, including all amounts payable under Promissory Note A, Promissory Note B and Promissory Note C, and the obligations of ForeFront Group and ForeFront Holdings pursuant to the Guaranty Agreements shall survive until all amounts due thereunder have been satisfied. No investigation by or knowledge of Buyer or its representatives will affect in any manner the representations, warranties, covenants or agreements of Sellers set forth in this Agreement (or in any document to be delivered in connection with the consummation of the transactions contemplated by this Agreement) or Buyer’s right to rely thereon, and such representations, warranties and covenants will survive any such investigation.

8.2 Indemnification by the Seller Responsible Parties. Subject in all respects to the provisions of this Article 8, each of the Seller Responsible Parties, on a several basis (with respect to the individual shareholders of the Seller, in accordance with their respective percentage ownership of the Seller as of the Closing Date as set forth in Schedule 8.2 hereto), hereby agrees to indemnify and hold harmless the Buyer and its Affiliates, officers, directors, employees, agents and representatives after the Closing Date from and against any Claims and Damages incurred by them arising out of or resulting from:

(a) any breach on the part of the Seller Responsible Parties (or any of them) of (i) any representation or warranty made herein or in any certificate delivered by the Seller Responsible Parties (or any of them) pursuant to this Agreement or (ii) any covenant or agreement made by the Seller Responsible Parties (or any of them) in this Agreement;

(b) any Excluded Liability; or

(c) any third party claim existing as of the Closing Date, including those in which the Seller is a plaintiff or defendant or any dispute initiated by the Seller prior to the Closing (a “Liability Claim”).

8.3 Indemnification by the Buyer. Subject in all respects to the provisions of this Article 8, each of the Buyer, ForeFront Group and ForeFront Holdings, on a several basis, hereby agree to indemnify and hold harmless the Seller Responsible Parties and their Affiliates, officers, directors, employees, agents and representatives after the Closing Date from and against any Claims and Damages incurred by them arising out of or resulting from any breach on the part of the Buyer of (i) any representation or warranty made by the Buyer in Article 3 hereof or in any certificate delivered pursuant to this Agreement or (ii) any covenant or agreement made by the Buyer in this Agreement.

8.4 Limitations on Indemnification Claims and Liability. Notwithstanding any other provision of this Article 8, the provisions of Article 2 or any other provision of this Agreement, the maximum amount of actual Claims and Damages for which the Seller Responsible Parties shall be obligated to indemnify the Buyer shall be limited to an amount equal to $2,000,000; provided, however, that the foregoing limitation on indemnification shall not apply (and the Seller Responsible Parties’ indemnification obligations shall be unlimited) with respect to any Claims and Damages arising from any breach of the representations and warranties set forth in sub-section (i) of the first sentence of Section 2.10 (Title to Assets; Related Matters), above, or any Claims or Damages arising from or related to the fraud or willful misconduct of any of the Seller Responsible Parties. The respective representations and warranties of the Seller and the Buyer set forth in this Agreement or in any certificate delivered pursuant to this Agreement, and the opportunity to make a claim for indemnification, or otherwise be indemnified or held harmless, under this Article 8 with respect thereto or with respect to (i) any covenant or agreement relating to any action required by this Agreement to be taken prior to or at the Closing or (ii) any Liability Claim shall survive until a final, unappealable order is entered with respect to such Liability Claim and indemnification is made by the Seller Responsible Parties as provided herein. Any and all covenants and agreements relating to any action required by this Agreement to be taken after the Closing shall survive the Closing forever and shall not expire with, and be terminated and extinguished upon, the Closing.

8.5 Computation of Claims and Damages. Whenever an Indemnifying Party is required to indemnify and hold harmless an Indemnified Party from and against and hold the Indemnified Party harmless from, or to reimburse the Indemnified Party for, any item of Claim or Damage under this Agreement, the Indemnifying Party will, subject to the provisions of this Article 8, pay the Indemnified Party the amount of the Claim or Damage reduced by (i) any amounts to which the Indemnified Party actually recovers from third parties in connection with such Claim or Damage (“Reimbursements”), and reduced by (ii) the Net Proceeds of any insurance policy payable to the Indemnified Party with respect to such Claim or Damage. For purposes of this Section 8.5, “Net Proceeds” shall mean the insurance proceeds actually paid, less any deductibles, co-payments, premium increases, retroactive premiums or other payment obligations (including attorneys’ fees and other costs of collection) that relates to or arises from the making of the claim for indemnification. The Indemnified Party shall use reasonable efforts to pursue Reimbursements or Net Proceeds that may reduce or eliminate Claims and Damages and otherwise to mitigate Claims and Damages. If any Indemnified Party receives any Reimbursement or Net Proceeds after an indemnification payment is made which relates thereto, the Indemnified Party shall promptly repay to the Indemnifying Party such amount of the indemnification payment as would not have been paid had the Reimbursement or Net Proceeds reduced the original payment at such time or times as and to the extent that such Reimbursement or Net Proceeds is actually received. The Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all pertinent records, materials and information, and provide reasonable access during normal business hours to the Indemnified Party’s employees, properties, books and records, and shall otherwise cooperate with and assist the Indemnifying Party and its agents and representatives in reviewing the propriety and the amount of any Claims or Damages, including, without limitation, the availability and/or amounts of Reimbursements and Net Proceeds.

8.6 Notice of Claims. Upon obtaining actual knowledge of any Claim or Damage which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification (the “Indemnified Party”) shall, as promptly as reasonably practicable (but in no event later than 30 days) following the date the Indemnified Party has obtained such knowledge, give written notice (a “Notice of Claim”) of such claim to the party or parties from which indemnification is or will be sought under this Article 8 (the “Indemnifying Party”). The Indemnified Party shall furnish to the Indemnifying Party in good faith and in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have materially adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which such Indemnified Party is entitled to indemnification hereunder.

8.7 Defense of Third Party Claims. If any claim set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 8.5 hereof is a claim asserted by a third party, the Indemnifying Party shall have 30 days after the date that the Notice of Claim is given or deemed given by the Indemnified Party to notify the Indemnified Party in writing of the Indemnifying Party’s election to defend such third party claim on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control as is reasonably required by the Indemnifying Party and shall otherwise cooperate with and assist the Indemnifying Party in the defense of such third party claim. Regardless of which party is defending such third party claim, the Indemnified Party shall not pay, settle or compromise such third party claim without the consent of the Indemnifying Party. If the Indemnifying Party elects to defend such third party claim, the Indemnified Party shall have the right to participate in the defense of such third party claim, at the Indemnified Party’s own expense. In the event, however, that the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will, subject to the provisions of this Article 8, pay the reasonable fees and disbursements of such counsel when due under such counsel’s customary billing practices. If the Indemnifying Party does not elect to defend such third party claim or does not defend such third party claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim; provided, however, that such Indemnified Party’s defense of or its participation in the defense of any such third party claim shall not in any way diminish or lessen the indemnification obligations of the Indemnifying Party under this Article 8. If the Indemnifying Party subsequently reasonably determines that the Indemnified Party is not defending such third party claim in good faith, the Indemnifying Party shall have the right, in addition to any other right or remedy it may have hereunder, to elect to assume the defense of such third party claim and, to the extent that the Indemnified Party has not defended such third party claim in good faith, and whether or not the Indemnifying Party shall have subsequently assumed the defense thereof, the indemnification obligations of the Indemnifying Party under this Article 8 shall be reduced or eliminated to the extent that such failure to defend in good faith shall have materially adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which such Indemnified Party is otherwise entitled to indemnification hereunder.

8.8 Right of Setoff. Once a claim for indemnification has been made under this Article 8, each Indemnified Party may, as one of its remedies to effect indemnification under this Article 8, withhold or cause to be withheld and setoff any amounts payable (under this Agreement or otherwise) following the Closing to the Indemnifying Party, including any amounts due under Promissory Note B. The right to setoff will be exercisable whether the claim for indemnification is liquidated or unliquidated, whether or not the claim for indemnification has been reduced to judgment, and regardless of any difficulty or uncertainty in determining or computing the ultimate amount of the indemnification claim. The exercise of a right of setoff in good faith, whether or not ultimately deemed to be justified, will not constitute a default of any obligation against which such setoff is made. Any amount withheld by an Indemnified Party in setoff and which is ultimately determined not to be payable by the Indemnifying Party will be promptly paid to the Indemnifying Party.

8.9 Claim Threshold. Notwithstanding any other provision of this Article 8, an Indemnified Party shall not be entitled to make a claim against an Indemnifying Party for indemnity pursuant to this Article 8 except to the extent that the aggregate amount of Claims and Damages incurred by the Indemnified Party exceeds Fifty Thousand Dollars ($50,000). Once such amount is exceeded, the Indemnified Party shall be entitled to indemnification under this Article 8 for all of the Claims and Damages in excess of Fifty Thousand Dollars ($50,000). In addition, the amount of Claims and Damages shall be offset by tax benefits received by the Buyer, insurance proceeds and any third party recoveries.

8.10 Sole Remedy. The parties agree that, notwithstanding any provision of this Agreement to the contrary, the sole remedy of a party after Closing for any breach of any of the representations and warranties contained in this Agreement shall be to exercise the rights under this Article 8; provided, however, that the foregoing limitation shall not limit a party’s rights to bring an action for specific performance or other equitable remedy nor shall it limit a party’s remedies (legal, equitable or otherwise) with respect to any claim for fraud or willful misconduct or a claim with respect to a post-Closing covenant or agreement.

Article 9. Definitions.

Unless otherwise stated in this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, suit, claim, arbitration, or proceeding or investigation commenced by or pending before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Agreement” or “this Agreement” means this Asset Purchase Agreement dated as of the date first above written (including the Annexes, Schedules and Exhibits hereto) and all amendments hereto made in accordance with the provisions of Section 10.6 hereof.

“Assumed Contracts” has the meaning set forth in Section 1.1(i) hereof.

“Audited Financial Statements” has the meaning set forth in Section 4.10 hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Miami, Florida.

“Buyer” has the meaning specified in the introductory paragraph to this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Claims and Damages” means, except as otherwise expressly provided in this Agreement, any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person (including, without limitation, Governmental Authorities), and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including, to the extent required pursuant to Article 8, reasonable attorneys’ fees and costs, incurred by or awarded against a party to the extent indemnified in accordance with Article 8 hereof; provided, however, that “Claims and Damages” shall not include any punitive, incidental and consequential damages, damages for lost profits or damages for dimunition in value.

“Closing” has the meaning set forth in Section 1.10(a) hereof.

“Closing Cash Payment” means the payment of $2,150,000 due and payable to the Seller by the Buyer on the Closing Date.

“Closing Date” has the meaning set forth in Section 1.10(a) hereof.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.7 hereof.

“Closing Date Net Assets” has the meaning set forth in Section 1.7 hereof.

“Closing Date Schedule of Net Assets” has the meaning set forth in Section 1.7 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning set forth in Section 1.6(e) hereof.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or to cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“December 31, 2005 Balance Sheet” means the audited balance sheet of the Seller as of December 31, 2005.

“EBITDA” of the Devant division of Buyer (which shall include, among other things, all the Purchased Assets and no other assets without the Seller’s prior written approval and the Assumed Liabilities) for any fiscal year means its earnings before interest, taxes, depreciation and amortization as determined in accordance with GAAP. EBITDA shall be determined by the independent certified public accountants engaged by the Buyer from time to time, whose determination of EBITDA shall be final and binding on the parties. In determining such EBITDA: (i) EBITDA will be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP; (ii) EBITDA will not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business; (iii) EBITDA will reflect any adjustments that have been agreed to by Buyer and Seller in writing and (iv) EBITDA will not include any parent company overhead or management costs or charges.

“Employee Benefit Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all bonus, stock option, stock purchase, incentive, deferred compensation, retirement, supplemental retirement, profit sharing, severance and other employee benefit plans, programs, policies or arrangements, and all employment, retention, change of control or compensation agreements, in each case for the benefit of, or relating to, any current employee or former employee of the Seller, other than any de minimis, fringe or unwritten benefit plans, programs, policies or arrangements, the costs of which, to the Seller, are not material.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, tax liens), charge, encumbrance, easement, adverse claim, preferential arrangement, restriction or defect in title other than a Permitted Encumbrance.

“Environmental Claims” means any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit, Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation (a) by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Person for damages, contributions, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Law relating to the environment, health, safety or Hazardous Materials, in force and effect on the Closing Date (exclusive of any amendments or changes to such Law or any regulations promulgated thereunder or orders, decrees or judgments issued pursuant thereto which are enacted, promulgated or issued after the date hereof, or in the case of such certificate, on or after the Closing Date), including but not limited to, CERCLA; the Resource Conservation and Recovery Act of 1986 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. (S)(S)6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. (S)(S)6901 et seq.; the Clean Water Act, 33 U.S.C. (S)(S)1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. (S)(S)2601 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. (S)(S)7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S)(S)300f et seq.; the Atomic Energy Act, 42 U.S.C. (S)(S)2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S)(S)136 et seq.; and the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. (S)(S)1101 et seq.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“Equipment” means all of the tangible personal property, machinery, equipment, vehicles, rolling stock, furniture, and fixtures in which the Seller has an interest, by ownership or lease, together with any replacements thereof, or additions thereto made in the ordinary course of business between the date hereof and the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 2.20 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“ForeFront Holdings” means ForeFront Holdings, Inc., a Florida corporation (f/k/a Datrek Miller International, Inc.).

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.

“Governmental Authority” means any United States federal, state or local government or any foreign government, any governmental, regulatory, legislative, executive or administrative authority, agency or commission or any court, tribunal, or judicial body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority. Governmental Orders shall not include Permits.

“Hazardous Materials” means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, and any other chemicals, materials, or substances designated, classified or regulated as being “hazardous” or “toxic”, or words of similar import, under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means obligations with regard to borrowed money and leases classified or accounted for as capital or financing leases on financial statements, but shall expressly not include either accounts payable or accrued liabilities that are incurred in the ordinary course of business or obligations under operating leases classified or accounted for as such on financial statements.

“Indemnified Party” has the meaning set forth in Section 8.6 hereof.

“Indemnifying Party” has the meaning set forth in Section 8.6 hereof.

“Intellectual Property Rights” means all patents, trademarks, trade names, trade dress, domain names, service marks and copyrights, and applications for any of the foregoing, and other intellectual property, in all forms and languages, whether owned or used by, or licensed to, the Seller and used in or related to the Business.

“Interim Balance Sheet” has the meaning set forth in Section 2.7 hereof.

“Interim Financial Statements” has the meaning set forth in Section 2.6 hereof.

“Knowledge” means (i) with respect to the Seller and the Seller Responsible Parties, the actual knowledge or knowledge a party should have with the exercise of due diligence of James M. Sheppard, Jr. and Michael Waddell and (ii) with respect to the Buyer, ForeFront Group and ForeFront Holdings, the actual knowledge or knowledge a party should have with the exercise of due diligence of Michael S. Hedge, Randall J. Frapart and J. Max Waits.

“Law” means any federal, state, local or foreign constitution, statute, law, ordinance, regulation, rule, code, injunction, judgment, order, decree or other requirement, restriction or rule of law.

“Liability Claim” has the meaning set forth in Section 8.2(c) hereof.

“Material Adverse Effect” means any circumstance, change in, or effect on the Seller that has a material adverse effect on the business, results of operations, condition (financial or otherwise), or prospects of the Seller taken as a whole.

“Material Contracts” means the written agreements, contracts, policies, plans, mortgages, understandings, arrangements or commitments to which the Seller is a party or by which any of the Purchased Assets are bound as described below: (i) any agreement or contract providing for payments by the Seller to any Person in excess of $20,000 per year or $50,000 in the aggregate over the five-year period commencing on the date hereof; (ii) any employment agreement or consulting agreement or similar contract; (iii) any retention or severance agreement or contract; (iv) any distribution agreement, royalty or licensing agreement or other contract associated with the Business; (v) any lease of Equipment or Real Property or license with respect to Intellectual Property Rights (other than licenses granted in from another Person providing for payments to another Person in excess of $20,000 in any year; (vi) any joint venture, partnership or similar agreement or contract of the Seller; (vii) any agreement or contract under which the Seller has borrowed or loaned any money in excess of $20,000 or issued or received any note, bond, indenture or other evidence of indebtedness in excess of $20,000 or directly or indirectly guaranteed indebtedness, liabilities or obligations of others in an amount in excess of $20,000; (viii) any covenant not to compete or contract or agreement, understanding, arrangement or any restriction whatsoever limiting in any respect the ability of either of the Seller to compete in any line of business or with any Person or in any area; and (ix) any of the contracts, agreements or arrangements, listed on Schedule 2.15.

“Net Assets” means the value of the Purchased Assets as set forth in the Closing Date Balance Sheet, less all Assumed Liabilities.

“Notice of Claim” has the meaning set forth in Section 8.6 hereof.

“Permitted Encumbrance” means (a) liens for taxes, assessment and other governmental levies, fees or charges which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) liens of landlords and other similar liens incurred in the ordinary course of business for sums not yet due or, if due, the payment of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; and (c) liens (other than any lien arising under ERISA) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security.

“Permits” has the meaning set forth in Section 2.18(a) hereof.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Pre-Closing Tax Periods” has the meaning set forth in Section 7.1(a) hereof.

“Premises” has the meaning set forth in Section 1.2(a).

“Promissory Note A” means that certain promissory note, in the form of Exhibit A attached hereto, in the principal amount of $250,000 to be executed and delivered by the Buyer on the Closing Date. The principal amount of Promissory Note A shall be payable in five quarterly installments of $50,000 each commencing on March 31, 2007 (the remaining installments shall be due and payable on June 30, 2007, September 30, 2007, December 31, 2007 and March 31, 2008, respectively) and shall not bear any interest.

“Promissory Note B” means that certain promissory note, in the form of Exhibit B attached hereto, in the principal amount not in excess of $1,250,000 (subject to adjustment pursuant to Section 1.8) to be executed and delivered by the Buyer on the Closing Date. The principal amount of Promissory Note B (subject to the adjustments described herein) shall be due and payable on April 15, 2009 and shall not bear any interest.

“Promissory Note C” means that certain promissory note, in the form of Exhibit C attached hereto, in the principal amount of $150,000 to be executed and delivered by the Buyer on the Closing Date. The principal amount of Promissory Note C shall be payable in three monthly installments of $50,000 each commencing on May 1, 2007 (the remaining installments shall be due and payable on June 1, 2007 and July 1, 2007, respectively) and shall not bear any interest.

“Property Taxes” has the meaning set forth in Section 7.1(c)(i) hereof.

“Purchased Assets” has the meaning set forth in Section 1.1 hereof.

“Purchase Price” has the meaning set forth in Section 1.6 hereof.

“Real Property” means the real property and related mineral rights owned by, and all easements, rights-of-way and other possessory interests in real estate of the Seller, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Reimbursements” has the meaning set forth in Section 8.5 hereof.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

“Required Consents” means any consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to (a) state securities or “blue sky” laws, (b) the Securities Act of 1933, as amended, and (c) antitrust or other competition Laws of other jurisdictions.

“Sale” has the meaning set forth in the recitals hereto.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Responsible Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Straddle Period” has the meaning set forth in Section 7.1(a) hereof.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited partnership, limited liability company, associates, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest.

“Tax” or “Taxes” means any and all taxes, fees, withholdings, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), fees, surcharges, contributions, or other payments including but not limited to administrative or regulatory fees, imposed by any local, state, federal or foreign government or governmental agency or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes, license, registration and documentation fees, and customs duties, tariffs and similar charges.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Tax authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Union Employee” means an employee of either of the Seller whose terms and conditions of employment are governed by the terms of any collective bargaining agreement.

“30-Day Value” has the meaning set forth in Section 1.8(c) hereof.

Article 10. Miscellaneous Provisions.

10.1 Expenses. Except as otherwise specifically provided in this Agreement, all out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.2 Notices. Any notice, demand, claim, notice of claim, request or communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered in person, (ii) on the date of mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, (iii) on the date of delivery to a national overnight courier service, or (iv) upon transmission by facsimile (if such transmission is confirmed by the addressee) if delivered through such services to the following addresses, or to such other address as any party may request by notifying in writing all of the other parties to this Agreement in accordance with this Section.

If to the Seller Responsible Parties:

Devant Ltd.

3011 Walkup Avenue

Monroe, NC 28110

Attention: James M. Sheppard, Jr.

Telephone:

Facsimile:

With a copy (which shall not constitute notice) to:

Womble, Carlyle, Sandridge & Rice, PLLC

301 South College Street, Suite 3500

Charlotte, NC 28202

Attention: Jeffrey S. Hay, Esq.

Telephone: 704-331-4950

Facsimile: 704-334-4859

If to the Buyer:

Forefront Devant, Inc.

835 Bill Jones Industrial Drive

Springfield, Tennessee

Attention: Michael S. Hedge

Telephone: (615) 384-1230

Facsimile: (615) 384-1290

With a copy (which shall not constitute notice) to:

Adorno & Yoss LLP

2525 Ponce de Leon Boulevard

Suite 400

Miami, Florida 33134-6012

Attention: Carlos A. Mas, Esq.

Telephone: (305) 460-1000

Facsimile: (305) 503-8901

Any such notice shall be deemed to have been received on the date of personal delivery, the date set forth on the Postal Service return receipt, or the date of delivery shown on the records of the overnight courier, as applicable.

10.3 Benefit and Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. There shall be no assignment of any interest under this Agreement by any party except that the Buyer may assign its rights hereunder to (a) any wholly owned subsidiary of the Buyer; provided, however, that no such assignment shall relieve the assignor of its obligations under this Agreement; and (b) its senior secured lender as additional collateral for the Buyer’s obligations under its lending agreements with such lender. Nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.4 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.6 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller Responsible Parties and the Buyer or (b) by a waiver in accordance with Section 10.4 hereof.

10.7 Effect and Construction of this Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, relating to matters provided for herein. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party hereto.

10.8 Headings. The headings of the sections and subsections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Agreement or the intent of any section or subsection.

10.9 Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, applicable to contracts executed in and to be performed entirely within that State.

10.11 Entire Agreement. This Agreement, along with the Disclosure Schedules, Exhibits and all other agreements, instruments or documents to be delivered in connection with this Agreement, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

10.12 Specific Performance. Each of the Seller Responsible Parties acknowledge and agree that in the event of any breach of this Agreement, the Buyer would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

10.13 Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy is cumulative and is in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER: Forefront Devant, Inc.

By:	/s/ Michael S. Hedge
Michael S. Hedge
President

Forefront Group, Inc.

By:	/s/ Michael S. Hedge
Michael S. Hedge
President

Forefront Holdings, Inc.

By:	/s/ Michael S. Hedge
Michael S. Hedge
Chief Executive Officer

SELLER RESPONSIBLE PARTIES: Devant Ltd.

By:	/s/ James M. Sheppard, Jr.
Name:	James M. Sheppard, Jr.
Title:	President

/s/ James M. Sheppard, Jr.
James M. Sheppard, Jr.

/s/ Mary Ann Sheppard Chambers
Mary Ann Sheppard Chambers

/s/ Rebecca Sheppard Roberts
Rebecca Sheppard Roberts

/s/ Deborah Ann Sheppard
Deborah Ann Sheppard